Exhibit 4.1

THE SYMBOL “[**]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

LICENSE AND COLLABORATION AGREEMENT

by and between

和记黄埔医药（上海）有限公司 HUTCHISON MEDIPHARMA LIMITED

and

ASTRAZENECA AB (PUBL)

December 21st, 2011

i

TABLE OF CONTENTS (CONTINUED)

ii

TABLE OF CONTENTS (CONTINUED)

iii

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into on this 21st day of December, 2011 (the “Effective Date”), by and among 和记黄埔医药（上海）有限公司 Hutchison Medipharma Limited, a company organized under the laws of the People’s Republic of China, having its place of business at Building 4, 720 Cailun Road, Zhangjiang Hi-Tech Park, Shanghai 201203, P.R. China (“Hutchison”) and AstraZeneca AB(publ) , a company organized under the laws of Sweden, having its place of business at S-151 85 Södertälje, Sweden (“AstraZeneca”).  Hutchison and AstraZeneca may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Hutchison owns or otherwise controls certain patents, patent applications, technology, know-how, scientific and technical information and other proprietary rights and information relating to the research, development and manufacture of the c-Met inhibitor known as HMPL-504;

WHEREAS, AstraZeneca is engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Hutchison and AstraZeneca desire to collaborate, on an exclusive basis, in the development and commercialization of pharmaceutical products targeting the Collaboration Target (as defined below) and to collaborate specifically on the development and commercialization of the Collaboration Compound and Collaboration Product (as defined below); and

WHEREAS, subject to the terms of this Agreement, Hutchison wishes to grant to AstraZeneca, and AstraZeneca wishes to receive from Hutchison, an exclusive license to develop, manufacture and commercialize the Collaboration Compound and Collaboration Product in the Field (as defined below).

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      DEFINITIONS.

1.1.                                        “Abbreviated New Drug Application” or “ANDA” means an Abbreviated New Drug Application as defined in the FD&C Act and the regulations promulgated thereunder which references an NDA.

1.2.                                        “Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject that is administered a pharmaceutical product, as designated in the United States of America under 21 CFR § 312.32 and any other Applicable Law.

1.3.                                        “Affiliate(s)” means, with respect to a Person, any Person that controls, is controlled by, or is under common control with such first Person.  For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other ownership interests of such Person.

1.4.                                        “API Manufacturing” means the Manufacture and supply of Collaboration Compound for inclusion in a Collaboration Product Developed and Commercialized in accordance with this Agreement.

1.5.                                        “AstraZeneca Indemnified Party” has the meaning set forth in Section 11.1.

1.6.                                        “AstraZeneca Know-How” means Collaboration Know-How (other than Joint Know-How) that is conceived or developed or, in the case of patentable Know-How, Invented solely by employees of AstraZeneca or its Affiliates, or Third Parties acting on behalf of AstraZeneca or its Affiliates.

1.7.                                        “AstraZeneca Patent Rights” means any Patent Right that AstraZeneca Controls as of the Effective Date or that come into the Control of AstraZeneca during the Term (other than Joint Patent Rights or Patent Rights which are Hutchison Patent Rights licensed to AstraZeneca pursuant to this Agreement) to the extent such rights (a) claim a Collaboration Compound or Collaboration Products, any method of making a Collaboration Compound or Collaboration Products, any composition or formulations of a Collaboration Compound or Collaboration Products or any method of using or administering a Collaboration Compound or Collaboration Products and (b) are actually used by AstraZeneca to Manufacture, Develop or Commercialize a Collaboration Compound or Collaboration Products.

1.8.                                        “AstraZeneca Technology” means AstraZeneca’s interest in (i) the AstraZeneca Know-How, and (ii) the AstraZeneca Patent Rights, and all other intellectual property rights in any of the foregoing.

1.9.                                        “Agreement Compound” means any compound with a molecular weight less than 1000 Da, other than a Collaboration Compound, that specifically targets the Collaboration Target and lacks material activity against other pharmaceutical targets (i.e. the IC50 value of such compound or product against another pharmaceutical target is more than thirty (30) times greater than the IC50 value of such compound or product against the Collaboration Target).

1.10.                                 “Applicable Laws” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Regulatory Authority, including the FD&C Act, Prescription Drug Marketing Act, Generic Drug Enforcement

Act of 1992 (21 U.S.C. § 335a et seq.), and Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.) and all counterparts thereto in other jurisdictions, all as amended from time to time.

1.11.                                 “Back-Up Compound” means any Agreement Compound Controlled by a Party, which Agreement Compound exists on the Effective Date or is discovered or invented during the Term.  Back-Up Compounds in existence on the Effective Date are set forth in Schedule 1.11

1.12.                                 “Calendar Quarter” means each of the three (3) consecutive month periods ending on March 31, June 30, September 30, and December 31.

1.13.                                 “Calendar Year” means each twelve (12) month period ending December 31st.

1.14.                                 “China” means the People’s Republic of China, including Hong Kong and Macau.

1.15.                                 “China Development Activities” has the meaning set forth in Section 5.7.1(a).

1.16.                                 “Change of Control” means, with respect to Hutchison, the occurrence of (a) any one of the following events: (i) a Third Party acquires, directly or indirectly, shares of Hutchison representing fifty percent (50%) or more of the voting shares (where voting refers to being entitled to vote for the election of directors) then outstanding of Hutchison; (ii) Hutchison consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Hutchison, in either event pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger are not held by the holders of the outstanding voting shares of Hutchison preceding such consolidation or merger; or (iii) Hutchison conveys, transfers or leases all or substantially all of its assets to a Third Party and (b) such acquiring or merging Third Party has an Agreement Compound which is in clinical development at the time of closing of such Change of Control (a “Competing Product”), and such Competing Product is not the subject of a divestiture committed to under Section 6.4.2.

1.17.                                 “Clinical Trial” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

1.18.                                 “Collaboration Target” means [**].

1.19.                                 “Collaboration Compound” means Hutchison’s proprietary compound designated by Hutchison on the Effective Date as “HMPL-504,” as more fully described in Schedule 1.19 and as improved or modified in connection with this Agreement, [**].

1.20.                                 “Collaboration Know-How” means Know-How that is conceived or developed or, in the case of patentable Know-How, Invented, by or on behalf of either or both Parties’ (or their Affiliates’) employees or Third Parties acting on such Parties’ behalf, in each case in the course of such Party’s performance under or in connection with this Agreement.  For avoidance of doubt, Collaboration Know-How excludes any Know-How Controlled by a Party as of the Effective Date.

1.21.                                 “Collaboration Patent Rights” means Patent Rights claiming Collaboration Know-How.  For avoidance of doubt, Collaboration Patent Rights excludes any Patent Rights Controlled by a Party as of the Effective Date.

1.22.                                 “Collaboration Product” means any pharmaceutical product in finished form that contains a Collaboration Compound, either as the sole active ingredient or in combination with one or more other active ingredients, and all present and future formulations, dosages and dosage forms thereof.

1.23.                                 “Collaboration Technology” means Collaboration Know-How and Collaboration Patent Rights, and all other intellectual property rights in any of the foregoing.

1.24.                                 “Combination Collaboration Product” means a pharmaceutical product containing as its active ingredients both a Collaboration Compound and one or more other therapeutically or prophylactically active ingredients combined in a single product.

1.25.                                 “Commercialization” means any and all activities of using, importing, marketing, promoting, distributing, offering for sale or selling a Collaboration

Product including pre-commercial launch market development activities conducted in anticipation of Regulatory Approval of a Collaboration Product, seeking pricing and reimbursement approvals for a Collaboration Product, if applicable, preparing advertising and promotional materials, sales force training, all interactions and correspondence with a Regulatory Authority regarding Post-Approval Clinical Trials and all activities required to fulfill ongoing regulatory obligations, including Adverse Event reporting.  When used as a verb, “Commercialize” means to engage in Commercialization.

1.26.                                 “Commercially Reasonable Efforts” means, with respect to a Party, those efforts and resources that such Party would reasonably devote to a product or compound owned by it or to which it has rights of the type it has hereunder, which is of similar market potential at a similar stage in its development or product life, taking into account the competitiveness of the global and local marketplace, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), the pricing and launching strategy for the respective product, the proprietary position of the product, the profitability and the relative potential safety and efficacy of the product and other relevant factors, including technical, legal, scientific, regulatory or medical factors, all as measured by the facts and circumstances at the time such efforts are due.  “Commercially Reasonable” as used herein shall be interpreted in a corresponding manner.

1.27.                                 “Confidential Information” means, with respect to a Party, all information (and all tangible and intangible embodiments thereof), which is Controlled by such Party, is disclosed by such Party to the other Party pursuant to this Agreement, and is designated as confidential in writing by the disclosing Party whether by letter or by use of an appropriate stamp or legend, prior to or at the time any such information is disclosed by the disclosing Party to the other Party.  In addition, any information which is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if the disclosing Party, within thirty (30) days after such disclosure, delivers to the receiving Party a written document or documents describing the information disclosed and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the person(s) to whom such disclosure was made; provided, however, that any technical information disclosed at a meeting of the JSC or any other committee established pursuant to this Agreement shall constitute Confidential Information unless otherwise specified.

1.28.                                 “Control” or “Controlled” means, with respect to any intellectual property right, information, documents or materials of a Party, that the Party or its Affiliate owns or has a license to such intellectual property right, information, documents or materials (other than pursuant to this Agreement) and has the ability to grant access, a license, or a Sublicense to such intellectual property right, information, documents or materials to the other Party as provided in this Agreement without violating an agreement with or other rights of any Third

Party; it being understood and agreed that the term “Control” shall not apply to any intellectual property right for which the licensing Party shall be required to make any payments to any Third Party in connection with the licenses granted under this Agreement unless, but only if and for such time that, the other Party agrees and does promptly pay to the licensing Party all such payments arising out of the grant of the license to the other Party (as so mutually agreed between the Parties in good faith).

1.29.                                 “Country-Specific Termination” has the meaning set forth in Section 10.3.1.

1.30.                                 “Designated Manufacturer” has the meaning set forth in Section 4.4.1.

1.31.                                 “Development” means all activities performed by or on behalf of either Party in the performance of any Development Plan for Collaboration Compounds, Collaboration Products and Diagnostic Products in the Fields.  Development shall include, without limitation, Translational Research Activities and all activities related to research, preclinical testing, test method development and stability testing, toxicology, formulation, Clinical Trials, seeking Regulatory Approval and otherwise handling regulatory affairs, statistical analysis, report writing performed pursuant to the Development Plan with respect to Collaboration Products.  Development shall not include Manufacturing or Commercialization.  When used as a verb, “Develop” means to engage in Development.

1.32.                                 “Development Budget” means the written budget that sets forth, for the time period covered by the Development Plan, the total budget for the Parties to perform activities pursuant to the Development Plan.  The initial Development Budget is attached hereto as Schedule 1.32 and may be amended from time to time by the Parties in accordance with Section 4.1.1 .

1.33.                                 “Development Plan” means the comprehensive plan for the Development of Collaboration Products for Regulatory Approval in the Field in the Territory, prepared and approved by the JSC (subject to Section 3.3) and as amended or updated from time to time as set forth in Section 4.1.1.  The Development Plan shall include, without limitation, (a) an allocation of responsibilities for Development activities to be undertaken by each Party, consistent with the terms of this Agreement; (b) the Development Budget; (c) the indications in the Field for which the Collaboration Product is to be Developed; and (d) other critical activities to be undertaken, timelines, key decision points and relevant decision criteria.

1.34.                                 “Diagnostic Product” means a diagnostic tool intended for use in connection with a Collaboration Product.

1.35.                                 “Disclosing Party” has the meaning set forth in Section 6.1.1.

1.36.                                 “Effective Date” means the date of this Agreement first set forth above.

1.37.                                 “Exclusivity Period” has the meaning set forth in Section 6.4.1.

1.38.                                 “FD&C Act” means the United States of America Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.39.                                 “FDA” means the United States of America Food and Drug Administration or any successor agency thereto.

1.40.                                 “Field” means all diagnostic, prophylactic and therapeutic uses of a Collaboration Product, in any formulation or dosage form, for any and all indications in humans.

1.41.                                 “Financial Records” has the meaning set forth in Section 5.8.6.

1.42.                                 “First Commercial Sale” means, with respect to a Collaboration Product and any country of the Territory, the first sale of such Collaboration Product under this Agreement for use in the Field to a Third Party in such country, after such Collaboration Product has been granted Regulatory Approval by the competent Regulatory Authorities in such country.

1.43.                                 “Force Majeure” has the meaning set forth in Section 12.2.

1.44.                                 “GAAP” means United States of America generally accepted accounting principles, as in effect from time to time.

1.45.                                 “Generic Product” means, on a country-by-country basis and Collaboration Product-by-Collaboration Product basis, a drug product independently developed and commercialized by a Third Party that (a) contains the same active pharmaceutical ingredient(s) as the Collaboration Product, (b) [**] and, (c) (i) for purposes of the United States, is approved in reliance on the prior Regulatory Approval of such Collaboration Product, as determined by the FDA, or, (ii) for purposes of a country outside the United States, is approved in reliance on the prior Regulatory Approval of such Collaboration Product, as determined by the applicable Regulatory Authority.

1.46.                                 “Government Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.47.                                 “Hutchison Indemnified Party” has the meaning set forth in Section 11.2.

1.48.                                 “Hutchison Know-How” means (a) Know-How that is Controlled by Hutchison as of the Effective Date or that comes into the Control of Hutchison during the Term (other than Joint Know-How and Know-How which is AstraZeneca Know-How licensed to Hutchison pursuant to this Agreement) to the extent necessary or useful to Manufacture, Develop or Commercialize a

Collaboration Compound or Collaboration Product, including any method of making a Collaboration Compound or Collaboration Product, any composition or formulations of a Collaboration Compound or Collaboration Product or any method of using or administering a Collaboration Compound or Collaboration Product and (b) Collaboration Know-How (other than Joint Know-How) that is conceived or developed or, in the case of patentable Know-How, Invented, solely by employees of Hutchison or its Affiliates, or Third Parties acting on behalf of Hutchison or its Affiliates.

1.49.                                 “Hutchison Patent Rights” means any Patent Right that is Controlled by Hutchison as of the Effective Date or that comes into the Control of Hutchison during the Term (other than Joint Patent Rights and Patent Rights which are AstraZeneca Patent Rights licensed to Hutchison pursuant to this Agreement) to the extent such rights claim a Collaboration Compound or Collaboration Product, any method of making a Collaboration Compound or Collaboration Product, any composition or formulations of a Collaboration Compound or Collaboration Product or any method of using or administering a Collaboration Compound or Collaboration Product.  The Hutchison Patent Rights existing as of the Effective Date are set forth on Schedule 1.49.

1.50.                                 “Hutchison Technology” means Hutchison’s interest in (a) the Hutchison Know-How and (b) the Hutchison Patent Rights, and all other intellectual property rights in any of the foregoing.

1.51.                                 “IFRS” means International Financial Reporting Standards, as in effect from time to time.

1.52.                                 “Indemnification Claim Notice” has the meaning set forth in Section 11.3.

1.53.                                 “Indemnified Party” has the meaning set forth in Section 11.3.

1.54.                                 “Indemnifying Party” has the meaning set forth in Section 11.3.

1.55.                                 “Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes.

1.56.                                 “Initiation” means dosing of the first human subject of a Clinical Trial.

1.57.                                 “Infringement” has the meaning set forth in Section 8.6.1.

1.58.                                 “Invented” means the act of invention by inventors, as determined in accordance with the patent laws of the United States of America.

1.59.                                 “Joint Know-How” means any Collaboration Know-How that is conceived or developed or, in the case of patentable Know-How, Invented jointly by an employee of Hutchison or its Affiliates (or a Third Party acting on any of their behalf) and an employee of AstraZeneca or its Affiliates (or a Third Party acting on any of their behalf).

1.60.                                 “Joint Patent Right” means any Patent Right that claims Joint Know-How and is Invented by one or more employees or agents of Hutchison or its Affiliates (or a Third Party acting on any of their behalf) together with one or more employees or agents of AstraZeneca or its Affiliates (or a Third Party acting on any of their behalf).

1.61.                                 “Joint Technology” means Joint Know-How, Joint Patent Rights, and all other intellectual property rights therein.

1.62.                                 “JSC” has the meaning set forth in Section 3.1.

1.63.                                 “Know-How” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), processes, methods, techniques, materials, technology, results, analyses, laboratory data, data arising from Clinical Trials and Post-Approval Clinical Trials, and other know-how, whether or not patentable, including pharmacology, toxicology, drug stability, manufacturing and formulation data, methodologies and techniques, clinical and non-clinical safety and efficacy studies, marketing studies, absorption, distribution, metabolism and excretion studies.

1.64.                                 “Liability” has the meaning set forth in Section 11.1.

1.65.                                 “Litigation Conditions” has the meaning set forth in Section 11.3.

1.66.                                 “Major Market Country” means each of [**].

1.67.                                 “Manufacture,” “Manufactured” or “Manufacturing” means all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and storage of Collaboration Products to be Developed or Commercialized under this Agreement, including API Manufacturing, whether such activities are conducted by a Party, its Affiliates or a Third Party contractor of such Party.  When used as a verb, “Manufacture” means to engage in Manufacturing.

1.68.                                 “Net Sales” means, on a country-by-country and Collaboration Product-by-Collaboration Product basis, with respect to any period for each country, the gross amounts (the “Gross Sales”) invoiced by a Party, its Sublicensees or its Affiliates, as applicable, to unrelated Third Parties for sales of a Collaboration Product in the Field in such country, less the following deductions to the extent included in the gross invoiced sales price for such Collaboration Product or otherwise directly paid or incurred by a Party, its Sublicensees or its Affiliates with respect to the sale of such Collaboration Product in such country:  [**].

Net Sales will be determined in accordance with GAAP or IFRS, as applicable.  For purposes of determining Net Sales, the Collaboration Products shall be deemed to be sold when invoiced and a “sale” shall not include, and no royalties shall be payable on, transfers by AstraZeneca, its Affiliates or Sublicencees of free samples of Collaboration Products or clinical trial materials containing a Collaboration Compound or Collaboration Product, or transfers of Collaboration Product to patients under AstraZeneca’s Patient Assistance Program in the United States or any similar programs in other countries, or other transfers or dispositions for charitable, promotional, pre-clinical, clinical, manufacturing, testing or qualification, regulatory or governmental purposes.

In the event a Collaboration Product is sold as a Combination Collaboration Product, Net Sales of the Collaboration Product will be calculated, for each applicable Calendar Quarter, as follows:

(i)                                     If the Combination Collaboration Product, the Single Active Collaboration Product and a product containing solely the other therapeutically or prophylactically active ingredient(s) are sold separately, Net Sales of the Single Active Collaboration Product portion of Combination Collaboration Products will be calculated by multiplying the total Net Sales of the Combination Collaboration Product by the fraction A/(A+B), where A is the average gross selling price in the applicable country of the Single Active Collaboration Product sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in the applicable country of all products containing solely such other therapeutically or prophylactically active ingredient(s) in the Combination Collaboration Product sold separately in the same formulation and dosage.

(ii)                                  If the Combination Collaboration Product and the Single Active Collaboration Product are sold separately, but the average gross selling price of a product containing solely the other therapeutically or prophylactically active ingredient(s) in the Combination Collaboration Product cannot be determined, Net

Sales of the Combination Collaboration Product shall be equal to the Net Sales of the Combination Collaboration Product multiplied by the fraction A/C wherein A is the average gross selling price of the Single Active Collaboration Product, and C is the average gross selling price of the Combination Collaboration Product.

(iii)                               If the Combination Collaboration Product and the product containing solely other therapeutically or prophylactically active ingredient(s) in the Combination Collaboration Product are sold separately, but the average gross selling price of the Single Active Collaboration Product cannot be determined, Net Sales of the Combination Collaboration Product shall be equal to the Net Sales of the Combination Collaboration Product multiplied by the following formula: one (1) minus B/C wherein B is the average gross selling price of the product containing solely the other therapeutically or prophylactically active ingredient(s) in the Combination Collaboration Product, and C is the average gross selling price of the Combination Collaboration Product.

(iv)                              If the Combination Collaboration Product and the product containing solely other therapeutically or prophylactically active ingredient(s) in the Combination Collaboration Product are sold separately, but the average gross selling price of neither the Single Active Collaboration Product nor the product containing solely the other therapeutically or prophylactically active ingredient(s) in the Combination Collaboration Product can be determined, Net Sales of the Combination Collaboration Product shall be equal to Net Sales of the Combination Collaboration Product multiplied by a mutually agreed percentage that is reasonably reflective of the relative value of each active ingredient in the Combination Collaboration Product.

The average gross selling price for the Single Active Collaboration Product and such product containing solely other therapeutically or prophylactically active ingredient(s) in the Combination Collaboration Product shall be calculated for each Calendar Quarter by dividing the sales amount by the units sold of such Single Active Collaboration Product or such other product containing solely therapeutically or prophylactically active ingredient(s) in the Combination Collaboration Product, as published by IMS or another mutually agreed independent source.

In the absence of appropriate IMS or other mutually agreed upon data, in the initial Calendar Year during which a Combination Collaboration Product is sold, a forecasted average gross selling price shall be used for the Collaboration Compound, other product containing solely therapeutically or prophylactically active ingredient(s) in the Combination Collaboration Product,or Combination Collaboration Product, as applicable.  Any over- or under- payment due to a difference between forecasted and actual average gross selling prices shall be paid or credited in the second royalty payment of the following Calendar Year.  In the following Calendar Year the average gross selling price of the previous Calendar Year shall apply.

1.69.                                 “New Drug Application” or “NDA” means a New Drug Application filed with the FDA as described in 21 CFR § 314, or any corresponding application for Regulatory Approval (not including pricing and reimbursement approval) in any country or regulatory jurisdiction other than the U.S.

1.70.                                 “New Third Party License” has the meaning set forth in 5.6.1.

1.71.                                 “NSCLC” means non-small cell lung cancer.

1.72.                                 “Patent Right” means any and all (a) patent applications filed under Applicable Law in any jurisdiction, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (b) all patents, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof and (c) any other form of government-issued right substantially similar to any of the foregoing.

1.73.                                 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.74.                                 “Pharmacovigilance Agreement” has the meaning set forth in Section 4.3.5.

1.75.                                 “Phase I Clinical Trial” means a Clinical Trial defined in 21 C.F.R. 312.21(a), as may be amended from time to time, or any equivalent thereto in any other jurisdiction.

1.76.                                 “Phase II Clinical Trial” means a Clinical Trial defined in 21 C.F.R. 312.21(b), as may be amended from time to time, or any equivalent thereto in any other jurisdiction.

1.77.                                 “Phase III Clinical Trial” means a Clinical Trial defined in 21 C.F.R. 312.21(c), as may be amended from time to time, or any equivalent thereto in any jurisdiction.

1.78.                                 “Phase IV Clinical Trial” means a Clinical Trial conducted after a Collaboration Product achieves Regulatory Approval, carried out for purposes of conducting safety surveillance and ongoing technical support of the Collaboration Product.

1.79.                                 “Post-Approval Clinical Trial” means any Clinical Trial for use of a

Collaboration Product in an indication, other than a Phase III Clinical Trial or Phase IV Clinical Trial, to be conducted after a Regulatory Approval for such indication.

1.80.                                 “Primary Indication” means [**], as more particularly defined in the Development Plan

1.81.                                 “Receiving Party” has the meaning set forth in Section 6.1.1.

1.82.                                 “Recipients” has the meaning set forth in Section 6.1.1.

1.83.                                 “Regulatory Approval” means, with respect to a product, the approval and authorization of a Regulatory Authority in a country necessary to manufacture, distribute, sell or market such product in such country.

1.84.                                 “Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the Territory involved in the granting of Regulatory Approvals.

1.85.                                 “Regulatory Exclusivity” means any rights or protections which are recognized, afforded or granted by any Regulatory Authority in any country or region in association with the Regulatory Approval of a Collaboration Product, providing such Collaboration Product a period of marketing exclusivity during which a Regulatory Authority that recognizes, affords or grants such marketing exclusivity shall refrain from either reviewing or approving a marketing authorization application or similar Regulatory Submission submitted by a Third Party seeking to market a generic product.  Regulatory Exclusivity shall include rights conferred in the United States pursuant to the Hatch-Waxman Amendments to the FD&C Act, the Orphan Drug Act or the Best Pharmaceuticals for Children Act or in the European Union pursuant to Section 10.1(a)(iii) of Directive 2001/EC/83.

1.86.                                 “Regulatory Submissions” means applications for Regulatory Approval, notification and other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable to Develop, Manufacture or Commercialize a Collaboration Product in the Field in a particular country, whether obtained before or after a Regulatory Approval in the country.  Regulatory Submissions include, without limitation, investigational new drug applications and NDAs, and amendments and supplements to any of the foregoing and their foreign counterparts, applications for pricing and reimbursement approvals, and all proposed labels, labeling, package inserts, monographs and packaging for a Collaboration Product in a particular country.

1.87.                                 “Regulatory Submission Party” means, with respect to a country or territory, the Party responsible for regulatory matters in such country or territory pursuant to Section 4.5.1.

1.88.                                 “Right of Reference” means a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) or any analogous Applicable Law recognized outside of the United States.

1.89.                                 “Royalty Period” means, on a country-by-country and Collaboration Product-by-Collaboration Product basis, the period of time [**].

1.90.                                 “ROW Territory” means all countries of the world other than China.

1.91.                                 “Sales Milestone” has the meaning set forth in Section 5.2.2.

1.92.                                 “Secondary Indication” means [**], as more particularly defined in the Development Plan.

1.93.                                 “Single Active Collaboration Product” means a Collaboration Product that contains a Collaboration Compound as the sole active ingredient.

1.94.                                 “Sublicensee” means an Affiliate or Third Party that is granted a license, sublicense, covenant not to sue or other grant of rights under the licenses granted pursuant to Section 2 of this Agreement.  “Sublicense” means an agreement or arrangement pursuant to which such a sublicense has been granted to a Sublicensee.

1.95.                                 “Sublicensee Material Breach” has the meaning set forth in Section 2.5.3.

1.96.                                 “Sublicensor” means a Party that has granted a Sublicense under rights granted to such Party under this Agreement.

1.97.                                 “Sued Party” has the meaning set forth in Section 8.7.2.

1.98.                                 “Technology” means Know-How and Patent Rights.

1.99.                                 “Term” has the meaning set forth in Section 10.1.

1.100.                          “Territory” means China and the ROW Territory.

1.101.                          “Third Party” means any Person other than Hutchison and its Affiliates and AstraZeneca and its Affiliates.

1.102.                          “Trademark” means any trademark used by the Parties in connection with a Collaboration Product, other than the Parties’ trade names and trademarks used by the Parties to identify their companies generally.

1.103.                          “Translational Research Activities” means activities relating to the Development of Diagnostic Products.

1.104.                          “Valid Claim” means any claim of (a) any issued and unexpired Patent Right that claims a Collaboration Compound that has not been (i) revoked or held unenforceable, unpatentable or invalid by a Government Authority of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal or (ii) abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) any patent application that claims a Collaboration Compound that has not been (i) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency or Government Authority of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal, provided that, on a country-by-country basis, a patent application pending for more than [**] from the priority date of such application shall not be considered to have any Valid Claim for purposes of this Agreement from and after such [**] date unless and until a patent with respect to such application issues.

1.105.                          “Withholding Taxes” has the meaning set forth in Section 5.8.2.

2.                                      SCOPE OF COLLABORATION AND GRANT OF LICENSES.

2.1.          Scope of Collaboration. The Parties wish to enter into this Agreement (a) to co-Develop, Manufacture and Commercialize the Collaboration Compound and Collaboration Products in the Field in the Territory and (b) to develop, manufacture and commercialize Agreement Compounds, on an exclusive basis, in accordance with Section 6.3 , in each case ((a) and (b)), in accordance with the terms and conditions of this Agreement.

2.2.          License to AstraZeneca. Subject to the terms and conditions of this Agreement, Hutchison hereby grants to AstraZeneca, effective on the Effective Date, (a) a royalty-bearing, co-exclusive license, with the right to sublicense as set forth in Section 2.5, under the Hutchison Technology and Hutchison’s interest in the Joint Technology, to Develop the Collaboration Compound and Collaboration Products in the Field in the Territory in accordance with the terms of this Agreement and (b) a royalty-bearing, exclusive (even as to Hutchison) license, with the right to sublicense as set forth in Section 2.5, under the Hutchison Technology and Hutchison’s interest in the Joint Technology, to Manufacture and Commercialize the Collaboration Products in the Field in the Territory.

2.3.          License to Hutchison. Subject to the terms and conditions of this Agreement, AstraZeneca hereby grants to Hutchison a royalty-free, co-exclusive license, with the right to sublicense as set forth in Section 2.5, under the AstraZeneca Technology and AstraZeneca’s interest in the Joint Technology (a) to the extent necessary for Hutchison to exercise its rights and perform its obligations under this Agreement and (b) to Develop the Collaboration Compound and Collaboration Products in the Field in the Territory in accordance with the terms of this Agreement.

2.4.          Joint Technology. Subject to the terms and conditions of this Agreement (including Sections 2.2 and 2.3), each Party hereby grants the other Party a worldwide, irrevocable, non-exclusive, perpetual, royalty-free, fully paid up, freely sublicensable right and license to exploit the Joint Technology in any manner without compensating or accounting to the other Party.

2.5.          Sublicensing.

2.5.1.                                     AstraZeneca Right to Sublicense.

(a)                                   AstraZeneca shall have the right to grant Sublicenses under the rights granted to AstraZeneca in Section 2.2 to its Affiliates and to Third Parties for the Development, Manufacture and Commercialization of Collaboration Compounds and Collaboration Products in the Field, provided that AstraZeneca shall (i) remain responsible for the performance of its Sublicensees under this Agreement, including for all payments due hereunder; and (b) cause its Sublicensees to comply with the terms of this Agreement.

(b)                                   Each Sublicense (i) shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement; (ii) shall not diminish, reduce or eliminate any of AstraZeneca’s obligations under this Agreement; (iii) shall require the Sublicensee(s) to comply with all applicable terms of this Agreement (except for the payment obligations, for which AstraZeneca shall remain financially responsible); (iv) shall require that any Sublicensee grant to AstraZeneca a Right of Reference to the same extent of the Right of Reference granted to AstraZeneca pursuant to Section 2.6.1; and (v) shall prohibit further sublicensing except on terms consistent with this Section 2.5.1.  AstraZeneca shall provide Hutchison with a complete copy of each Sublicense granted to a Third Party within thirty (30) days after execution thereof; provided, however, that AstraZeneca may redact any Confidential Information from such Sublicense to the extent that such redactions do not reasonably impair Hutchison’s ability to ensure compliance with this Agreement.

2.5.2.                                     Hutchison Right to Sublicense.

(a)                                   Hutchison shall have the right to grant Sublicenses under the rights granted to Hutchison in Section 2.3 to its Affiliates and to Third Parties for the Development of the Collaboration Compound and Collaboration Products in the Field in any country; provided that Hutchison shall (i) shall remain responsible for the performance of its Sublicensees under this Agreement, including for all payments due hereunder; and (ii) cause its Sublicensees to comply with the terms of this Agreement.

(b)                                   Each Sublicense (i) shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement; (ii) shall not diminish, reduce or eliminate any of Hutchison’s obligations under this Agreement; (iii) shall require the Sublicensee(s) to comply with all applicable terms of this Agreement;

(iv) shall require that any Sublicensee grant to Hutchison a Right of Reference to the same extent of the Right of Reference granted to Hutchison pursuant to Section 2.6.2; and (v) shall prohibit further sublicensing except on terms consistent with this Section 2.5.2.  Hutchison shall provide AstraZeneca with a complete copy of each Sublicense within thirty (30) days after execution thereof; provided, however, that Hutchison may redact any Confidential Information from such Sublicense to the extent that such redactions do not reasonably impair AstraZeneca’s ability to ensure compliance with this Agreement.

2.5.3.                                     Breach of Sublicense.  In the event of an uncured material breach by any Sublicensee under a Sublicense that would constitute a material breach of the Sublicensor’s obligations under this Agreement (a “Sublicensee Material Breach”), the Sublicensor shall provide prompt written notice of such Sublicensee Material Breach to the other Party and shall use Commercially Reasonable Efforts to remedy such Sublicensee Material Breach; provided, however, that if the Sublicensor is unable to cure such Sublicensee Material Breach in accordance with Section 10.3.1 of this Agreement, such Sublicensee Material Breach shall be deemed to be an uncured material breach by the Sublicensor under this Agreement.

2.5.4.                                     Effect of Termination on Sublicenses.  In the event of a termination of this Agreement pursuant to Section 10 while a Sublicense granted under Section 2.5 is in effect, the terms of this Section 2.5.4 shall apply, provided that the Sublicensee is not in default under the applicable Sublicense and such Sublicensee certifies in writing to the non-terminating Party that (x) it is not in default under the applicable Sublicense, (y) such Sublicensee agrees to be bound by the terms of this Agreement applicable to the Sublicensor and (y) such Sublicensee agrees to the following additional terms:

(a)                                   All of the Sublicensee’s obligations under the Sublicense shall remain in effect as obligations to the non-terminating Party and shall be enforceable solely by such Party as a third party beneficiary.  The Sublicensee’s rights under the Sublicense that do not exceed, and are not inconsistent with, the Sublicensor’s rights under this Agreement, whether in scope, duration, nature or otherwise, shall survive termination of the Sublicense.

(b)                                   All of the Sublicensor’s rights under the Sublicense shall remain in effect, may be exercised solely by the non-terminating Party as a third party beneficiary and shall inure to the exclusive benefit of the non-terminating Party.  All obligations of the Sublicensor under the Sublicense that exceed or are not consistent with the Sublicensor’s obligations under this Agreement, whether in scope, duration, or otherwise, shall terminate.

2.6.          Right of Reference.

2.6.1.                                     AstraZeneca Right of Reference.  Hutchison hereby grants to AstraZeneca and its Sublicensees a Right of Reference to all data included in the Regulatory Submissions and Regulatory Approvals Controlled by Hutchison and its Affiliates relating to a Collaboration Compound or Collaboration Products to the extent necessary to obtain Regulatory Approval of any Collaboration Product in the Field in any country of the ROW Territory, and

Hutchison shall provide a signed statement to this effect, if requested by AstraZeneca, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Applicable Law recognized outside of the United States).

2.6.2.                                     Hutchison Right of Reference.  AstraZeneca hereby grants to Hutchison and its Sublicensees a Right of Reference to all data included in the Regulatory Submissions and Regulatory Approvals Controlled by AstraZeneca and its Affiliates relating to Collaboration Products to the extent necessary or useful to Develop or Manufacture Collaboration Compounds or Collaboration Products in the Field in China, and AstraZeneca shall provide a signed statement to this effect, if requested by Hutchison, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Applicable Law recognized outside of the United States).

2.7.          Delivery of Hutchison Know-How. At no cost to AstraZeneca, within [**] days after the Effective Date, Hutchison shall transfer to AstraZeneca true and complete copies of all Hutchison Know-How (in electronic or hard copy format) with, where applicable (and within reason), a translation into English.  Thereafter during the Term, from time to time and otherwise upon AstraZeneca’s request, Hutchison shall provide AstraZeneca with true and complete copies of updates to the Hutchison Know-How (in electronic or hard copy format), together with all information or assistance reasonably requested by AstraZeneca with respect to understanding and using such Hutchison Know-How.

2.8.          Delivery of AstraZeneca Know-How. At no cost to Hutchison, for so long as the Development Plan remains in effect, from time to time and otherwise upon Hutchison’s request, AstraZeneca shall transfer to Hutchison true and complete copies of all AstraZeneca Know-How (in electronic or hard copy format), together with all information or assistance reasonably requested by Hutchison with respect to understanding and using such AstraZeneca Know-How.

2.9.          No Other Rights. No rights, other than those expressly set forth in this Agreement are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights.  All rights not expressly granted by either Party to the other hereunder are reserved.

3.                                      DECISION MAKING AND DISPUTE RESOLUTION.

3.1.          Joint Steering Committee. Within thirty (30) days of the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) that will be responsible for overseeing the Development and Commercialization of Collaboration Products in the Field, and will serve as a forum for (a) exchanging data, information and Development strategy regarding the Collaboration Products and (b) keeping Hutchison apprised of all Commercialization activities with respect to the Collaboration Products.

3.1.1.                                     Membership.  The JSC will consist of three (3) senior representatives from each Party.  AstraZeneca will designate the chairperson of the JSC.  The chairperson will be responsible for calling meetings and setting the agenda (which shall include a list of all participants expected at a meeting) and circulating such agenda at least five (5) days prior to each meeting and distributing minutes of the meetings within thirty (30) days following such meeting, but will not otherwise have any greater power or authority than any other member of the JSC.  JSC members may be replaced by the Party with authority to designate such member but shall at all times have such expertise as appropriate to the activities of the JSC from time to time, and the JSC shall invite personnel of the Parties having non-clinical safety and animal pharmacology, pharmaceutical development, clinical, biostatistical, regulatory affairs, pharmacovigilance, formulation, manufacturing, commercial, marketing and other expertise to participate in discussions of the JSC from time to time as appropriate to assist in the activities of the JSC.  The JSC may appoint subcommittees as desired.

3.1.2.                                     Responsibilities.  The JSC may discharge its responsibilities through one or more subcommittees.  The JSC’s responsibilities will include, without limitation, the following:

(a)                                 overseeing implementation of the Development Plan;

(b)                                 reviewing and evaluating progress under the Development Plan (including compliance with the Development Budget contained therein and payment arrangements) on a quarterly basis and advising the Parties as to any necessary amendments thereto;

(c)                                  allocating and assigning Development activities in the Development Plan between the Parties, consistent with the terms of this Agreement;

(d)                                 approving (or establishing procedures to approve) protocols for pre-clinical studies and Clinical Trials for Development of Collaboration Products;

(e)                                  making modifications to and performing quarterly monitoring of progress of pre-clinical studies and Clinical Trials and proposing additional studies for Collaboration Products;

(f)                                   reviewing and approving any proposed modifications to the Development Plan, including advising the Parties as to whether a Back-Up Compound should be developed in lieu of a Collaboration Compound;

(g)                                  coordinating the Manufacture of global supplies of a Collaboration Compound and Collaboration Product for (i) Clinical Trials and (ii) Commercialization;

(h)                                 reviewing and commenting on Regulatory Submissions relating to Collaboration Products;

(i)                                     facilitating the exchange of all data, information, material or results relating to Development of Collaboration Products;

(j)                                    establishing procedures regarding the collection, sharing and reporting of Adverse Event information related to Collaboration Products consistent with the Pharmacovigilance Agreement to be entered into in accordance with Section 4.3.5;

(k)                                 facilitating the transfer of Know-How pursuant to this Agreement;

(l)                                     developing a strategy for performing Translational Research Activities and Developing a Diagnostic Product, as necessary, under the Development Plan and overseeing implementation of any such strategy;

(m)                             establishing and overseeing implementation of the Commercialization Plan;

(n)                                 performing such other activities as are contemplated under this Agreement and that the Parties mutually agree shall be the responsibility of the Joint Steering Committee.

Notwithstanding the foregoing, in no event shall the JSC or any subcommittee of the JSC have the authority to (i) reduce or expand the obligations of the Parties under this Agreement; (ii) determine that a breach has occurred under this Agreement; (iii) waive a Party’s rights or obligations under this Agreement; or (iv) make any decision that is specified elsewhere in this Agreement as being made by one or both Parties.

3.1.3.                                     Meetings.  During the period before First Commercial Sale, the JSC will meet at such frequency as shall be established by the Parties (but, unless otherwise agreed, not less frequently than four (4) times per year).  Meetings of the JSC shall alternate between the offices of the Parties, unless otherwise agreed upon by the members of the JSC, or may be held telephonically or by video conference.  Meetings of the JSC shall be effective only if at least one representative of each Party is in attendance or participating in the meeting.  Members of the JSC shall have the right to participate in and vote at meetings by telephone.  Each Party shall be responsible for expenses incurred by its employees and its members of the JSC in attending or otherwise participating in JSC meetings.  Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JSC.  If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.

3.1.4.                                     Minutes and Agendas.  The minutes of each JSC meeting shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.  Minutes of each JSC meeting shall be prepared in English, approved or disapproved, and revised as necessary, at the next meeting.

3.2.          Other Committees. The JSC may establish subcommittees as the Parties mutually deem appropriate.

3.2.1.                                     Joint Development Committee.  Promptly after the Effective Date, the JSC shall establish a joint development committee (“JDC”).  The JDC shall have primary responsibility for the matters set forth in Section 3.1.2(a) - 3.1.2(f) and 3.1.2(h) - 3.1.2(j), together with such other matters as are delegated to the JDC by the JSC.

3.2.2.                                     Joint Commercial Committee Prior to Commercialization of any

Collaboration Product, the JSC shall establish a joint commercial committee (“JCC”).  The JCC shall have primary responsibility for the matters set forth in Section 3.1.2(m), together with such other matters as are delegated to the JCC by the JSC.

3.2.3.                                              Joint Diagnostic Development Committee. Promptly after the Effective Date, the JSC shall establish a joint diagnostic development committee (“JDDC”).  The JDDC shall have primary responsibility for the matters set forth in Section 3.1.2(l).

3.2.4.                                              Joint Manufacturing Committee.  Promptly after the Effective Date, the JSC shall establish a joint manufacturing committee (“JMC”).  The JMC shall have the primary responsibility for the matters set forth in 3.1.2(g).

3.2.5.                                              Joint Intellectual Property Committee.  Promptly after the Effective Date, the JSC shall establish a Joint IP Committee (“JIPC”).  The JIPC shall have primary responsibility for establishing a strategy for the prosecution, maintenance and enforcement of intellectual property rights relating to the Collaboration Product, together with such other matters as are delegated to the JIPC by the JSC.  The JIPC shall have primary responsibility for the matters set forth in Section 3.1.2(k), together with such other matters as are delegated to the JIPC by the JSC.

3.3.          Elevation and Dispute Resolution. [**].

3.3.1.                                              [**].

3.3.2.                                              [**]

(a)                                         [**]

(b)                                         [**]

(c)                                          [**]

(d)                                         [**]

(e)                                          [**]

3.3.3.                                              [**].

4.                                      DEVELOPMENT, REGULATORY, COMMERCIALIZATION.

4.1.          Development of Collaboration Product and Diagnostic Product.

4.1.1.                                              Development Plan.  The initial Development Plan for the Collaboration Product in the Field is set forth in Schedule 1.32.  The JDC will direct, coordinate and manage the Development of Collaboration Products in the Field in accordance with the Development Plan.  During the Term, the JDC will review the Development Plan (including the Development Budget) on an ongoing basis, but no less frequently than once per year during the period preceding First Commercial Sale and will amend as necessary, provided that the JDC will not assign any Development activities to a Party, or allocate any Development Costs to a Party beyond those set forth in the initial Development Plan attached hereto without the other Party’s prior written consent.

4.1.2.                                  Development Activities.  Each Party shall use Commercially Reasonable Efforts to implement and conduct the Development activities assigned to it under the Development Plan, in accordance with the Development Budget and the timelines set forth in the Development Plan, and to cooperate with and provide reasonable support to the other Party in such other Party’s conduct of activities under the Development Plan.  Each Party will undertake its respective Development activities in accordance with GLP, GCP, GMP, as appropriate, and with all Applicable Laws.  Except for the specific responsibilities allocated to Hutchison as set forth in the Development Plan with respect to Development activities intended to support obtaining Regulatory Approval for Collaboration Products or Diagnostic Products in China, AstraZeneca will be responsible for performing all Development activities for the purpose of obtaining Regulatory Approval for Collaboration Product and Diagnostic Products in the ROW Territory.  The Parties shall share costs and expenses under this Section 4.1.2 in accordance with the allocations set forth in Section 5.7.  All Clinical Trials initiated after the Effective Date and performed by a Third Party will be conducted by agents both Parties agree have sufficient capability to ensure all Clinical Trials performed by such Third Party are conducted and reported, and can be audited to show they have been conducted and reported, to comply with standards of GCP acceptable to Regulatory Authorities globally.

4.1.3.                                              Reports of Development Activities.  Each Party shall report on Development activities undertaken by such Party in accordance with Development Plan by providing a reasonably detailed summary of all results, data and material inventions, if any, obtained from such activities, together with a summary of the Development activities that such Party intends to undertake during the next twelve (12) months with respect to Development of a Collaboration Compound and Collaboration Product.  Such reports shall be provided in English by each Party to the other at least [**] days prior to each meeting of the JDC, [**].  In addition, each Party shall, at its own expense, make appropriate scientific and regulatory personnel available to the other Party, either by telephone or in person as the Parties may mutually agree, as reasonably required to keep the other Party informed of Development activities.

4.1.4.                                              Development Diligence Obligations.  AstraZeneca shall use Commercially Reasonable Efforts to apply for and obtain Regulatory Approval of the Collaboration Product in the ROW Territory, and Hutchison shall use Commercially Reasonable Efforts to apply for and obtain Regulatory Approval of the Collaboration Product in China, in each case, as soon as reasonably practicable.  AstraZeneca shall use Commercially Reasonable Efforts to Develop or procure the Development of any Diagnostic Products reasonably necessary to Commercialize the Collaboration Products and to apply for and obtain Regulatory Approval of such Diagnostic Products in the Territory as soon as reasonably practicable.

4.2.          Failure of Collaboration Product. In the event [**], such Party shall have the right to request a meeting of the JSC, which shall discuss in good faith the Back-Up Compounds then available.  In such case, the following provisions shall apply.

4.2.1.                                              Nomination of New Collaboration Compound.  In the event [**], the JSC (advised by the JDC, as appropriate) shall promptly nominate a Back-Up Compound to replace the Collaboration Compounds (such Back-Up Compound, a “New Collaboration Compound”), and the Parties shall promptly meet to negotiate in good faith a definitive agreement (or amendment to this Agreement, if appropriate) that sets forth each Party’s rights and obligations with respect to such New Collaboration Compound.  Until execution of any such definitive agreement (or amendment), the terms and conditions of this Agreement applicable to the Collaboration Compound shall continue in full force and effect.

4.2.2.                                              Failure to Agree on New Collaboration Compound.  In the event the Parties do not mutually agree as to whether the Parties should continue activities under the Development Plan with respect to the Collaboration Compound, either Party shall have the right to terminate this Agreement under Section 10.2, and the effects of termination set forth in Section

10.4.1 shall apply.

4.3.          Regulatory Matters.

4.3.1.                                              Responsibility for Regulatory Interactions.

(a)                                         Subject to the terms and conditions of this Agreement, AstraZeneca shall be responsible for all regulatory matters relating to Collaboration Products and Diagnostic Products in all countries and territories other than China, and Hutchison shall be responsible for all regulatory matters relating to Collaboration Products and Diagnostic Products in China.  Hutchison shall be the Regulatory Submission Party for China, and AstraZeneca shall be the Regulatory Submission Party for the ROW Territory.  The costs and expenses associated with the Parties’ activities under this Section 4.3.1 shall be allocated as set forth in Section 5.7.  With regard to the Development of a Diagnostic Product, it is the Parties’ current intention that such Development will be undertaken by a Third Party under contract to the Parties and such Third Party will be responsible for the regulatory matters relating to the Diagnostic Products.

(b)                                         Without limiting the foregoing, subject to the terms and conditions of this Agreement, the Regulatory Submission Party shall have sole authority in the applicable country or territory with respect to (i) obtaining Regulatory Approvals for Collaboration Products and subsequently maintaining such Regulatory Approvals, (ii) communicating with Regulatory Authorities about Collaboration Products and (iii) preparing and submitting supplements, communications, annual reports, Adverse Event reports, manufacturing changes, supplier designations and other related regulatory filings and Regulatory Submissions.

(c)                                          Each Party shall keep the JSC reasonably informed regarding the status and progress of its activities conducted pursuant to this Section 4.3.1, including providing the JSC with advance notice of all meetings scheduled with a Regulatory Authority (including notice promptly after a request for a meeting received from a Regulatory Authority) involving a Regulatory Submission, providing the JSC with a copy of all substantive written correspondence from a Regulatory Authority involving a Regulatory Submission, notifying the JSC of all oral substantive correspondence from a Regulatory Authority involving a Regulatory Submission, and promptly providing the JSC with each Regulatory Submission submitted to a Regulatory Authority.

4.3.2.                                              Regulatory Cooperation.  At no cost to the other Party, other than reimbursement of a Party’s reasonable out-of-pocket costs and expenses, the Regulatory Submission Party shall provide the other Party with reasonable access to and copies of any documents, correspondence or other materials Controlled by the Regulatory Submission Party that are useful for Regulatory Submissions for Collaboration Products to be made by the other Party pursuant to Section 4.3.1, and will otherwise cooperate with the other Party with respect to such Party’s efforts to obtain and maintain Regulatory Approvals for Collaboration Products in the Field

pursuant to Section 4.3.1.

4.3.3.                                              Regulatory Meetings.  The Regulatory Submission Party shall provide the other Party with notice of all meetings, conferences and discussions (including without limitation, advisory committee meetings or any other meeting of experts convened by any Regulatory Authority concerning any topic relevant to the Collaboration Product) promptly after the scheduling of such meeting, conference or discussion.  The Party that does not, at the time of such meeting, own the Regulatory Submission for the Collaboration Product that is the subject of such meeting shall be entitled to have one (1) or more representatives, as appropriate under the circumstance and at its sole cost, present at all such meetings.  Hutchison and AstraZeneca, through the JDC, shall use all reasonable efforts to agree in advance on the scheduling of such meetings, conferences and discussions and on the objectives to be accomplished at such meetings, conferences and discussions and the agenda for the meetings, conferences and discussions with the Regulatory Authority.  Each Party shall provide to the other Party, as soon as reasonably practicable but in no event more than two (2) Business Days after its receipt, copies of any material documents or other material correspondence received from a Regulatory Authority in China, United States, European Union or Japan pertaining to the Collaboration Compound or Collaboration Product.

4.3.4.                                              Regulatory Audits.  If a Regulatory Authority desires to conduct an inspection or audit of a Party’s facility, or a facility under contract with a Party, with regard to a Collaboration Product, then such Party shall promptly notify the other Party and permit and cooperate with such inspection and audit.  Following receipt of the inspection or audit observations of such Regulatory Authority (a copy of which the audited Party will immediately provide to the other Party), the audited Party shall prepare the response to any such observations and shall provide a copy of such response to the other Party.

4.3.5.                                              Adverse Events.  Within ninety (90) days after the Effective Date, the Parties will enter into a pharmacovigilance agreement, which upon such execution will be attached as an exhibit hereto and hereby incorporated into this Agreement by reference (the “Pharmacovigilance Agreement”).  The Parties shall comply with the provisions of such agreement.  AstraZeneca shall maintain and will be the recognized holder of a global safety database for Adverse Event reports related to the Collaboration Product.  Unless otherwise agreed to by the Parties, AstraZeneca will respond to all safety inquiries regarding Collaboration Products in the Field in the Territory.

4.4.          Manufacture.

4.4.1.                                              Selection of a Manufacturer for Clinical Supply.  Promptly after the Effective Date, the JSC shall select one (1) or more manufacturers to Manufacture and supply Collaboration Compound and Collaboration Product for all Development activities under the Development Plan in the Territory (the “Designated Manufacturer”).  In the event that the JSC cannot unanimously agree on the selection of a single Designated Manufacturer for the Territory, AstraZeneca shall have the right to select a Designated Manufacturer to Manufacture the Collaboration Compound or Collaboration Product for use in the Territory, recognizing the needs for selecting a Designated Manufacturer to Manufacture in China for the China Development Activities in order to support the rapid Regulatory Approval of the Collaboration Product in China.

4.4.2.                                              Designated Manufacturer Agreements for Clinical Supply.  Subject to oversight by the JSC, the Parties shall be jointly responsible for procuring sufficient quantities of Collaboration Compound and Collaboration Product as are necessary for the Parties to perform their respective obligations under the Development Plan.  Unless the Parties agree to a single Designated Manufacturer under Section 4.4.1, Hutchison shall negotiate in good faith and enter into an agreement with a Designated Manufacturer for the Manufacture and supply of such quantities of Collaboration Compound and Collaboration Product as are necessary for Hutchison to perform its obligations under the Development Plan (i.e., with respect to China).  In the case where such agreement refers to the future commercial terms of supply of a Collaboration Compound or Collaboration Product then the prior approval of AstraZeneca to such terms shall be sought.  Unless the Parties agree to a single Designated Manufacturer under Section 4.4.1, AstraZeneca shall negotiate in good faith and enter into an agreement with a Designated Manufacturer for the Manufacture and supply of such quantities of Collaboration Compound and Collaboration Product as are necessary for AstraZeneca to perform its obligations under the Development Plan (i.e., with respect to the ROW Territory).  Each Party shall promptly provide to the other Party a copy of its agreement with the Designated Manufacturer promptly after execution thereof.  [**].  The Parties shall share costs and expenses of procuring supply from a Designated Manufacturer under this Section 4.4.2 in accordance with the allocations set forth in Section 5.7.

4.4.3.                                              Commercial Supply of Collaboration Compound and Collaboration Product.  AstraZeneca shall be solely responsible, at its sole expense, for Manufacturing or having Manufactured commercial quantities of Collaboration Compound and Collaboration Product for sale throughout the Territory.

4.5.          Commercialization.

4.5.1.                                              Commercialization Activities.  As of the Effective Date, the Parties contemplate that (i) AstraZeneca shall be responsible for the Commercialization of the Collaboration Product in the Territory and (ii) the Parties may negotiate in good faith to co-Commercialize (but not co-promote) the Collaboration Product in China.  Any such co-Commercialization shall be subject to a separate written agreement of the Parties.

4.5.2.                                              Reports of Commercialization Activities.  AstraZeneca shall provide Hutchison with quarterly reports of the activities it has undertaken with regard to Commercializing Collaboration Products in the Field in all countries and territories, including AstraZeneca’s efforts to achieve the diligence obligations set forth in Section 4.6.4.  In addition, AstraZeneca shall meet with Hutchison, at Hutchison’s request, no more than two (2) times per year to report on the activities it has undertaken with regard to Commercializing Collaboration Products in the Field and to provide a forum for Hutchison to provide feedback regarding such Commercialization activities, which feedback shall be reasonably considered by AstraZeneca in developing its future Commercialization strategy for a Collaboration Compound and Collaboration Products.

4.5.3.                                              Commercialization Diligence Obligations.  AstraZeneca shall use

Commercially Reasonable Efforts to Commercialize Collaboration Products in the Field in the Territory.  AstraZeneca shall use Commercially Reasonable Efforts to identify and procure the Commercialization of any Diagnostic Product reasonably necessary to Commercialize the Collaboration Products in the Territory.  Upon the grant of a Regulatory Approval for a Collaboration Product in a country, AstraZeneca shall use Commercially Reasonable Efforts to market Collaboration Products in such country.  AstraZeneca shall not, and shall ensure that its Affiliates and Sublicensees do not, seek Regulatory Approval for or Commercialize a Combination Collaboration Product in any country or territory prior to obtaining Regulatory Approval for and Commercializing in such country a Collaboration Product that is not a Combination Collaboration Product.

4.6.          Phase IV and Publication Strategy.

4.6.1.                                              Conduct of Phase IV Clinical Trials.  Neither Party shall undertake, or permit its Affiliates or Sublicensees to undertake, any pre-clinical study or Clinical Trial of any Collaboration Product, including Phase IV Clinical Trials, but excluding any studies required for Regulatory Approval or otherwise imposed by a Regulatory Authority and authorized under the Development Plan, without approval of such studies by the JSC.

4.6.2.                                              Publication Strategy.  The Parties shall coordinate worldwide publication strategy involving Collaboration Products and activities involving Collaboration Products related to scientific conferences through the JSC.  Review and approval of individual manuscripts shall be delegated to appropriate working groups of the Parties.  Each Party shall be afforded the opportunity to review and approve any scientific paper or presentation with respect to any Collaboration Product proposed for publication, presentation or distribution by the other Party or its Affiliates or Sublicensees and shall have no more than [**] to complete such review and approval (or such shorter period as may reasonably be required by applicable publication deadlines promptly communicated to such Party).  The Party proposing a publication or presentation shall (a) not unreasonably reject comments furnished by the other Party, (b) comply with the other Party’s request to delete references to its Confidential Information in any such publication or presentation and (c) delay publication for such reasonable period requested by the other Party to permit the filing of patent applications concerning any AstraZeneca Technology, Hutchison Technology or Joint Technology disclosed in material proposed for such publication or presentation.  In no event will Confidential Information of a Party be published without the consent of such Party.

4.6.3.                                              Permitted Publications.  Notwithstanding anything to the contrary in this Agreement, both Parties and their respective Affiliates shall be entitled to publicly disclose significant Collaboration Product achievements of the type and by the means customary for similarly situated companies, including commencement of Clinical Trials, significant factual information with respect to Clinical Trials (including numbers of patients, centers, investigators, descriptions of protocols, completion of enrollment and of treatment under Clinical Trials, safety and efficacy data and other results of Clinical Trials) and filings with and actions by Regulatory Authorities.  Prior to publicly disclosing any such Collaboration Product achievement, including any results of Clinical Trials, the disclosing Party will provide the other Party with a copy of such disclosure no later than [**] business days in advance, or if such advance notice is not practicable under the circumstances, as much advance notice as the disclosing Party can reasonably provide (if any) and shall take into account the good faith and reasonable comments made by the other Party within such period.

5.                                      CONSIDERATION.

5.1.          Upfront Payments. In consideration of the rights granted to AstraZeneca under this Agreement and the investment incurred for HMPL-504 by Hutchison prior to the date of this Agreement, AstraZeneca shall, upon receipt of an invoice, make a payment of Twenty Million Dollars ($20,000,000) on the Effective Date as an upfront, non-creditable, non-refundable fee to Hutchison, and such fee will not be reduced by the amount of any Indirect Taxes or Withholding Taxes required to be paid by AstraZeneca under any Applicable Law, subject, however, to Section 5.8.2 and 5.8.3.

5.2.          Milestones.

5.2.1.                                              Development Milestones.  As additional consideration for the rights granted to AstraZeneca under this Agreement, except as otherwise set forth below, AstraZeneca will pay Hutchison, upon receipt of an invoice, the following non-creditable, non-refundable (except as set forth in Section 9.3) amounts, within [**] after the first occurrence of each of the following events (each, a “Development Milestone”).  For the avoidance of doubt, each Development Milestone shall be paid only once during the Term, regardless of the number of Collaboration Compounds or Collaboration Products that achieve the corresponding Milestone Event:

EVENT	MILESTONE PAYMENT

Initiation of the first Phase I Clinical Trial in China	$5,000,000

[**]	[**]

Initiation of the first Phase IIb Clinical Trial in the Secondary Indication (or an indication having equal or greater market potential as Secondary Indication)	$5,000,000

[**]	[**]

[**]	[**]

[**]	[**]

EVENT	MILESTONE PAYMENT

[**]	[**]

[**]	[**]

In determining whether, for the purposes of this Section 5.2.1, an indication has equal or greater market potential as the Primary Indication or the Secondary Indication as the case may be, the JSC shall meet to discuss in good faith whether such indication does, in fact, have equal or greater market potential.  [**].

Any Development Milestone payable under this Section 5.2.1 will not be reduced by the amount of any Indirect Taxes or Withholding Taxes required to be paid by AstraZeneca under any Applicable Law, subject, however, to Section 5.8.2 and 5.8.3.

5.2.2.                                Sales Milestones.  As further consideration for the rights granted to AstraZeneca under this Agreement, AstraZeneca will pay Hutchison upon receipt of an invoice the following non-creditable, non-refundable amounts within [**] days after the first occurrence of the following events (each, a “Sales Milestone”):

EVENT	MILESTONE PAYMENT

[**]	[**]

[**]	[**]

[**]	[**]

5.2.3.                                              Notice of Milestone Event.  AstraZeneca shall notify Hutchison as promptly as reasonably practicable after the occurrence of each Development Milestone and each Sales Milestone, but in no event later than ten (10) days after the occurrence thereof.

5.3.          Royalties. In addition to the payments under Sections 5.1 and 5.2, in consideration for the rights granted to AstraZeneca under this Agreement, AstraZeneca shall pay to Hutchison the royalty payments set forth in this Section 5.3, as such may be adjusted pursuant to the terms hereof.

5.3.1.                                              China Royalty.  During the Royalty Period, subject to Section 5.3.3, AstraZeneca shall pay to Hutchison, on a Collaboration Product-by- Collaboration Product basis, an amount equal to [**] of annual aggregate Net Sales of each such Collaboration Product in the Field in China in such Calendar Year (or portion thereof).

5.3.2.                                              Rest of World Royalty.  During the applicable Royalty Period, subject to Section 5.3.3, AstraZeneca shall pay to Hutchison, on a country-by-country and Collaboration Product-by- Collaboration Product basis, the following amounts:.

(a)                                         [**] of Net Sales in each Calendar Year (or portion thereof) for the portion of annual aggregate Net Sales of such Collaboration Product in the Field in the ROW Territory below or equal to [**]; plus

(b)                                         [**] of Net Sales in each Calendar Year (or portion thereof) for the portion of annual aggregate Net Sales of such Collaboration Product in the Field in the ROW Territory greater than [**] and less than or equal to [**]; plus

(c)                                          [**] of Net Sales in each Calendar Year (or portion thereof) for the portion of annual aggregate Net Sales of such Collaboration Product in the Field in the ROW Territory greater than [**].

5.3.3.                                              Adjustments in Royalty Rates.  On a country-by-country basis [**] AstraZeneca shall owe royalties under Section 5.3 (as applicable to such country) on the amount of the Net Sales of such Collaboration Product in such country at rates that are [**] of the rates otherwise payable under such Section 5.3 for the remainder of the Royalty Period.

5.4.                            Sales Subject to Royalties.  Sales of Collaboration Product between AstraZeneca, its Affiliates and Sublicencees that are purchased for re-sale shall not be subject to royalties hereunder.  Royalties shall be calculated on AstraZeneca’s and its Affiliates’ sale of the

Collaboration Products to Third Parties (including distributors).  Royalties shall be payable only once per unit of Collaboration Product.

5.5.                            Fully Paid-Up, Royalty Free License. Following the expiration of the Royalty Period for any Collaboration Product in a given country of the Territory, no further royalties shall be payable in respect of Net Sales of such Collaboration Product in such country and, thereafter, the license granted to AstraZeneca under Section 2.2 with respect to such Collaboration Product in such country shall automatically become a fully paid-up, perpetual, irrevocable, non-terminable, royalty-free, non-exclusive license.

5.6.                            Third Party Intellectual Property. Neither Party shall negotiate or enter into any New Third Party License without first discussing such new Third Party License at the Joint Steering Committee and complying with the provisions of this Section 5.6.

5.6.1.            Terms of New Third Party Licenses.   If, during the Term and after consultation with Hutchison, AstraZeneca enters into an agreement with a Third Party in order to obtain a royalty bearing license under any Patent Right of a Third Party that, in AstraZeneca’s reasonable judgment, would be necessary for the Development, Manufacture or Commercialization of the Collaboration Compound or Collaboration Product in the Field in the Territory (a “New Third Party License”), then AstraZeneca shall be entitled, on a Collaboration Product-by-Collaboration Product and country-by-country basis, to credit against any royalty payable to Hutchison under Section 5.3.1 or 5.3.2 [**] of any royalty (but no other payments) (the “Hutchison Portion”) actually paid by or on behalf of AstraZeneca to such Third Party as a result of such sale; provided, however, that in no event shall any royalty payable to Hutchison be reduced as a result of this Section 5.6.1 by more than [**] of the amount otherwise due to Hutchison with respect to such sale.  In addition, any such Hutchison Portion shall not reduce the amounts due to Hutchison under Section 5.3 in any Calendar Quarter by more than [**] of the amounts otherwise due.  Any deductions of a Hutchison Portion to which AstraZeneca is entitled under this Section 5.6.1 may be carried forward to the next Calendar Quarter until fully exhausted.

5.6.2.            Sublicensing of New Third Party Licenses.  Such New Third Party License shall be (a) sublicensable to the Hutchison for purposes of Hutchison conducting activities or potential activities permitted under this Agreement and for performing obligations under this Agreement and (b) assignable to Hutchison in the event of a termination of this Agreement.  In the event AstraZeneca is unable to negotiate a New Third Party License that is sublicensable and assignable to Hutchison to the extent set forth above, then the Parties will meet and discuss how to proceed.

5.6.3.            New Third Party Licenses Applicable only to Hutchison.  If any intellectual property rights Controlled by a Third Party are necessary or useful only for Hutchison to conduct activities or to perform obligations under this Agreement, then Hutchison shall be free to enter into a New Third Party License for such intellectual property to Develop the applicable Collaboration Product anywhere in the world, solely for purposes of obtaining Regulatory Approval for such Collaboration Product.

5.7.      Development Costs.

5.7.1.            Definitions.  As used in this Section 5.7, the following terms shall have the following meanings.

(a)          “China Development Activities” means (a) all Development activities relating to chemistry, manufacturing and control of the Collaboration Product  and (b) all Development activities (other than Translational Research Activities) that (i) are conducted outside of China but are intended to directly support obtaining Regulatory Approval for a Collaboration Product in China, including the Phase I Clinical Trial for the Collaboration Product contemplated by the Parties on the Effective Date to be conducted in Australia, or (ii) are conducted inside of China.

(b)          “China Translational Costs” means all Translational Costs associated with Translational Research Activities that (i) are conducted outside of China but are principally related to obtaining Regulatory Approval for a Diagnostic Product in China or (ii) are conducted inside of China.

(c)          “Development Costs” means all direct costs specifically identifiable or allocable to Development of a Collaboration Product and actually incurred by a Party or its Affiliates (it being understood that “direct costs” excludes overhead), including (a) reasonable costs of supplies and materials related to the foregoing and (b) reasonable amounts paid to Third Parties performing activities on behalf of such Party or its Affiliates, in all cases, to the extent such Development activities are specified in the Development Plan.

(d)          “Global Translational Costs” means Translational Costs, other than China Translational Costs, associated with Translational Research Activities that are performed in support Regulatory Approval for a Diagnostic Product in the entire Territory.

(e)          “Manufacturing Costs” means all direct costs specifically identifiable or allocable to Manufacture of Collaboration Compound and Collaboration Product for use in China and actually incurred by a Party or its Affiliates (it being understood that “direct costs” excludes overhead), including (a) reasonable costs of supplies and materials related to the foregoing and (b) reasonable amounts paid to Third Parties performing activities on behalf of such Party or its Affiliates.

(f)           “Shared Development Costs” means (i) all Development Costs associated with China Development Activities and (ii) all Manufacturing Costs associated with the Manufacture of Collaboration Compound and Collaboration Product for use in China.

(g)          “Translational Costs” means all direct costs specifically identifiable or allocable to performance of the Translational Research Activities and actually incurred by a Party or its Affiliates (it being understood that “direct costs” excludes overhead), including (a) reasonable costs of supplies and materials related to the foregoing and (b) reasonable amounts paid to Third Parties performing activities on behalf of such Party or its Affiliates, in all cases, to the extent such Translational Research Activities are specified in the Development Plan.

(h)          “Translational Cost Cap” means, with respect to amounts owed by Hutchison in respect of Global Translational Costs and China Translational Costs pursuant to Section 5.7.3, an aggregate amount equal to [**].

5.7.2.            Allocation of Development Costs.

(a)          Hutchison shall be responsible for paying [**] of the Shared Development Costs, and AstraZeneca shall be responsible for paying [**] of the Shared Development Costs.

(b)          [**].

5.7.3.            Allocation of Translational Costs.

(a)          Subject to Section 5.7.3(c), Hutchison shall be responsible for paying [**] of Global Translational Costs, and AstraZeneca shall be responsible for paying [**] of Global Translational Costs.

(b)          Subject to Section 5.7.3(c), Hutchison shall be responsible for paying [**] of China Translational Costs, and AstraZeneca shall be responsible for paying [**] of China Translational Costs.

(c)          Notwithstanding anything to the contrary contained herein, in no event shall Hutchison be obligated to make any out-of-pocket payments under Section 5.7.3(a) or 5.7.3(b) for the performance of Translational Research Activities that exceed, in the aggregate, the Translational Cost Cap.  Any amounts owed by Hutchison under such provisions that exceed the Translational Cost Cap may be deducted from the next applicable payment owed by AstraZeneca to Hutchison under Section 5.2.1 or 5.2.2; provided, however, that any such deduction shall not reduce the amounts due to Hutchison under Section 5.2.1 or 5.2.2 in any Calendar Quarter by more than [**] of the amounts otherwise due.  Any deductions to which AstraZeneca is entitled under this Section 5.7.3(c) may be carried forward until fully exhausted.

5.7.4.            Costs outside the Development Plan.  [**].

5.8.  Reports and Payments.

5.8.1.            Royalty Reports.  Within [**] days after the end of each Calendar Quarter beginning with the Calendar Quarter in which the First Commercial Sale is made in a country following receipt of Regulatory Approval in such country, AstraZeneca shall deliver to Hutchison a report setting forth for the previous Calendar Quarter the following information on a Collaboration Product-by-Collaboration Product basis:  (a) the Net Sales of each Collaboration Product in each country, (b) the number of units sold by Hutchison, its Affiliates or Sublicensees, (c) the basis for any adjustments to the royalty payable for the sale of each Collaboration Product, (d) the royalty due hereunder for the sales of each Collaboration Product, and (e) the applicable exchange rate as determined in accordance with this Agreement.  The total royalty due for the sale of Collaboration Products during such Calendar Quarter shall be remitted at [**].  No such reports shall be due for any Collaboration Product after the relevant Royalty Period for such Collaboration Product has expired.

5.8.2.            Withholding Tax.

(a)           [**].

(b)           [**].

(c)           [**].

(d)           [**].

(e)           [**].

(f)           [**].

(g)           [**].

5.8.3.            Indirect Taxes.  Notwithstanding anything contained in Section 5.8.2, this Section 5.8.3 shall apply with respect to Indirect Taxes.  All payments under this Agreement are stated exclusive of Indirect Taxes.  If any Indirect Taxes are chargeable in respect of any Payments, the remitting Party shall pay Indirect Taxes at the applicable rate in respect of any such Payments following the receipt of an Indirect Taxes invoice in the appropriate form issued by receiving Party in respect of those payments, such Indirect Taxes to be payable on the later of the due date of the payment to which such Indirect Taxes relates and sixty (60) days after the receipt by the remitting Party of the applicable invoice relating to that Indirect Taxes payment. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Taxes requirements and irrespective of whether the sums may be netted for settlement purposes.

5.8.4.            Currency.  All amounts payable and calculations hereunder shall be in United States dollars.  As applicable, Net Sales and any royalty deductions shall be translated into United States dollars in accordance with the paying Party’s customary and usual currency conversion procedures, consistently applied.  If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Section 5, the Parties shall consult with a view to finding a prompt and acceptable solution, and the paying Party shall deal with such monies as the other Party may lawfully direct at no additional out-of-pocket expense to the paying Party.

5.8.5.            Method of Payment.  Except as permitted pursuant to Section 5.8.4, each payment hereunder shall be made by electronic transfer in immediately available funds via a bank wire transfer, an automated clearing house (ACH) mechanism or any other means of electronic funds transfer, at the paying Party’s election, to the bank account designed by the Party receiving payments under this Section 5 in writing to the paying Party at least thirty (30) days before the payment is due.

5.8.6.            Record Keeping.  AstraZeneca shall keep, and shall causes its Affiliates and Sublicensees to keep, books and accounts of record in connection with the sale of Collaboration Products, including records of gross invoiced sales, Net Sales, exchange rates and royalty payments (collectively, the “Financial Records”), in accordance with IFRS or GAAP (as appropriate) and in sufficient detail to permit accurate determination of all figures necessary for verification of royalties and Sales Milestone payments to be made by AstraZeneca under this Section 5.  AstraZeneca and its Affiliates and Sublicensees shall maintain such records for a period of at least three (3) years after the end of the Calendar Quarter in which they are generated.

5.8.7.            Audits.  Upon thirty (30) days prior written notice from Hutchison, AstraZeneca shall permit an independent certified public accounting firm of nationally recognized standing selected by Hutchison and reasonably acceptable to AstraZeneca, to examine, at Hutchison’s sole expense, the relevant Financial Records of AstraZeneca and its Affiliates and Sublicensees as may be reasonably necessary to verify the amounts reported by AstraZeneca in accordance with Section 5.8.1 and the royalties and Sales Milestone payments made by AstraZeneca in accordance with this Section 5.  Hutchison shall be entitled to conduct an audit in accordance with this Section 5.8.7 not more than once in any Calendar Year and such audit shall be limited to the pertinent Financial Records from any Calendar Year ending not more than three (3) years prior to the date of the request.  The accounting firm shall be provided access to such Financial Records at AstraZeneca’s facility(ies) where such Financial Records are normally kept and such audit shall be conducted during Astra Zeneca’s normal business hours.  Upon completion of the audit, the accounting firm shall provide both Parties with a written report disclosing any discrepancies in the reports submitted by AstraZeneca or payments made by AstraZeneca, if any, and in each case, the specific details concerning any discrepancies.  Any information provided by AstraZeneca to the accounting firm and the written report of the accounting firm shall be the Confidential Information of AstraZeneca.

5.8.8.            Underpayments/Overpayments.  If a report of an independent public accounting firm submitted to the Parties in accordance with Section 5.8.7 shows any underpayment of royalties and Sales Milestone payments due under this Section 5, AstraZeneca shall remit to Hutchison within [**] days after receipt of such report by AstraZeneca, (a) the amount of such underpayment and (b) if such underpayment exceeds [**] of the total amount owed to Hutchison for the Calendar Year then being audited, the reasonable fees and expenses of such independent public accounting firm performing the audit, subject to reasonable substantiation thereof.  If such independent public accounting firm’s written report shows any overpayment of royalties and Sales Milestone payments due under this Section 5, AstraZeneca shall receive a credit equal to such overpayment against the royalties and Sales Milestone payments due under this Section 5 otherwise payable to Hutchison.

5.8.9.            Interest.  Any payment under this Section 5 that is more than [**] days past due shall be subject to interest at an annual percentage rate of the Prime Rate (as published in the “Money Rates” table of the Eastern Edition of The Wall Street Journal during period such amount is overdue) plus [**] if Hutchison does not make payment within [**] days of its receipt of notice that such amount is past due.  Likewise, any overpayment that is not refunded within [**] days after the date such overpayment was made shall thereafter be subject to interest at an annual percentage rate of the Prime Rate (as published in the “Money Rates” table of the Eastern Edition of The Wall Street Journal during the period such amount is overdue) plus [**]; provided, however, that if the overpayment is due to errors in reports provided by AstraZeneca, such interest shall accrue from the date the overpayment was made.  Notwithstanding the preceding, if a Party contests any amounts due hereunder in good faith and promptly notifies the other Party of such dispute, interest shall not accrue as to amounts being so contested until [**] days following the presentation of such notice to the other Party.

6.                                      COVENANTS.

6.1.   Confidentiality.

6.1.1.            Confidential Information.  Except to the extent expressly permitted by this Agreement and subject to the provisions of Sections 6.1.2 and 6.1.3, at all times during the Term and for five (5) years following the expiration or termination hereof, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) in connection with this Agreement shall: (a) keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, Affiliates, consultants or representatives who have a need to know such information (collectively, “Recipients”) to perform such Party’s obligations or exercising its rights hereunder and (b) shall not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising its rights hereunder.  The Receiving Party shall be liable for any breach by any of its Recipients of the restrictions set forth in this Agreement.  Notwithstanding the foregoing, in no event, except as permitted under Section 6.1.3, shall Hutchison disclose any Confidential Information relating to the Collaboration Compound or Collaboration Product to any party that becomes an Affiliate of Hutchison as a result of a Change of Control without the prior written consent of AstraZeneca.

6.1.2.            Exceptions to Confidentiality.  The Receiving Party’s obligations set forth in this Section shall not extend to any Confidential Information of the Disclosing Party:

(a)           that is or hereafter becomes part of the public domain through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b)           that is received from a Third Party without restriction and without breach of any agreement or fiduciary duty between such Third Party and the Disclosing Party;

(c)           that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation or restriction on use or disclosure prior to its receipt from the Disclosing Party;

(d)           that is generally made available to Third Parties by the Disclosing Party without any restriction imposed by the Disclosing Party on disclosure, whether such restriction is by contract, fiduciary duty or by operation of law; or

(e)           that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without any reference to Confidential Information.

6.1.3.            Authorized Disclosure.  Notwithstanding the provisions of Section 6.1.1, the Receiving Party and its Recipients may disclose Confidential Information belonging to the Disclosing Party to the extent that such disclosure is reasonably necessary to:

(a)           Prosecute or defend litigation;

(b)           Comply with applicable governmental laws and regulations (including applicable law, rule or regulation or the requirements of a national securities exchange or another similar regulatory body);

(c)           Make filings and submissions to, or correspond or communicate with, any Government Authority.

In the event that the Receiving Party or its Recipients, as applicable, deem it reasonably necessary to disclose Confidential Information belonging to the Disclosing Party pursuant to this Section 6.1.3, the Receiving Party shall, to the extent possible, provide the Disclosing Party with reasonable advance notice of such disclosure and take reasonable measures (including for example, where appropriate, the filing of a redacted copy of this Agreement approved by both Parties) to ensure confidential treatment of such information.  In addition, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to any Third Party who is performing diligence in connection with a transaction with the Receiving Party (including potential Sublicensees and licensees) and to any Third Party performing work contemplated by this Agreement; provided that, each such Third Party has signed a written confidentiality agreement with the Receiving Party that is no less restrictive than the terms hereof.

6.1.4.            Notification.  The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

6.1.5.            Destruction of Confidential Information.  Upon the expiration or earlier termination of this Agreement, except with respect to Confidential Information necessary or useful for a Receiving Party to exercise any rights or perform any obligations under this Agreement surviving such expiration or termination, the Receiving Party shall (a) destroy all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Recipients that contain, incorporate or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party, provided that the legal department of the Receiving Party shall have the right to retain one (1) copy of any such tangible embodiments for archival purposes, provided such copy shall continue to be maintained on a confidential basis subject to the terms of this Agreement, and (b) immediately cease, and shall cause its Recipients to cease, use of such Confidential Information as well as any information or materials that contain, incorporate or are derived from such Confidential Information.

6.1.6.            Use of Name and Disclosure of Terms.  Each Party shall keep the existence of, the terms of and the transactions covered by this Agreement confidential and shall not disclose such information to any Third Party through a press release or otherwise, or mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld); provided, however, that a Receiving Party may disclose such information without the prior consent of the Disclosing Party to any Third Party who is performing diligence in connection with a transaction with such Receiving Party (including potential Sublicensees and licensees) so long as each such Third Party has signed a written confidentiality agreement with such Receiving Party no less restrictive than the terms hereof.  The restrictions imposed by this Section 6.1.6 shall not prohibit either Party from making any disclosure that is required by applicable law, rule or regulation or the requirements of a national securities exchange or another similar regulatory body, including disclosing such information in any clinical trial database maintained by or on behalf of a Party, or that is expressly permitted under this Agreement.  Further, the restrictions imposed on each Party under this Section 6.1.6 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Section 6.1.6.

6.1.7.            Remedies.  The Parties acknowledge and agree that the restrictions set forth in Section 6.1 are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 6.1 will result in irreparable injury to the other Party for which there will be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of Section 6.1 by a Party, the other Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity.  The breaching Party agrees to waive any requirement that the non-breaching Party (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.  Nothing in this Section 6.1.7 is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

6.2.   Compliance with Law. Each Party hereby covenants and agrees to comply with all laws applicable to its activities connected with the Development, Manufacture and Commercialization (as applicable) of Collaboration Products.  Without limiting the generality of the foregoing:

6.2.1.            Patient Information.  Each Party agrees to abide by all laws, rules, regulations, and orders of all applicable supranational, national, federal, state, provincial, and local governmental entities concerning the confidentiality or protection of patient identifiable information or patients’ protected health information in the course of their performance under this Agreement.

6.2.2.            Export Controls.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to Hutchison or AstraZeneca from time to time.  Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party pursuant to this Agreement or any Collaboration Products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

6.2.3.               Debarment.  Each Party agrees that it shall not knowingly use, in any capacity, in connection with any of its obligations to be performed under this Agreement any individual who has been disqualified or debarred by the United States Food and Drug Administration, pursuant to 21 U.S.C. §§ 335(a) or (b), or been charged with or convicted under United States law for conduct relating to the development or approval, or otherwise relating to the regulation of Collaboration Product under the Generic Drug Enforcement Act of 1992, or any other relevant law, rule, or regulation or been disbarred, disqualified, or convicted under or for any equivalent or similar applicable foreign law, rule, or regulation.

6.3.                            Anti-Corruption Laws.

6.3.1.         Compliance with Anti-Corruption Law.  In carrying out their responsibilities under this Agreement, the Parties shall comply with all applicable anti-corruption laws in the countries where the Parties have their principal or other places of business and where they conduct activities under this Agreement. Additionally, the Parties understand and agree to comply with the U.S. Foreign Corrupt Practices Act of 1977 (“US Act”) and the UK Bribery Act of 2010 (“UK Act”), in each case as revised, which in the case of the US Act generally prohibits the promise, payment or giving of anything of value either directly or indirectly to any government official for the purpose of obtaining or retaining business or any improper advantage, and in the case of the UK Act includes the prohibition on the making of any bribe to a foreign public official with the intention of influencing such person in order to obtain or retain business or an advantage in the conduct of business. For purposes of this section, (a) “government official” means any official, officer, representative, or employee of, including any doctor employed by, any non-U.S. government department, agency or instrumentality (including any government-owned or controlled commercial enterprise), or any official of a public international organization or political party or candidate for political office; and (b) “foreign public official” means an individual who holds a legislative, administrative or judicial position of any kind, whether appointed or elected, of a country or territory outside the United Kingdom (or any subdivision of such a country or territory); exercises a public function (i) for or on behalf of a country or territory outside the United Kingdom (or any subdivision of such a country or territory), or (ii) for any public agency or public enterprise of that country or territory (or subdivision); or is an official or agent of a public international organization.

6.3.2.         Certain Covenants regarding Anti-Corruption. Additionally, each Party represents and warrants to the other Party that neither it nor any of its, directors, employees, agents, consultants (or any other person who may be associated with a Party for the purposes of the UK Act) will directly or indirectly pay or give or promise to pay or give anything of value to any government official or a foreign public official for purposes of (a) influencing any act or decision of any such person in his official capacity; (b) inducing such person to do or omit to do any act in violation of the lawful duty of such official; (c) securing any improper advantage; or (d) inducing such person to use his position to affect or influence any act or decision of government or any legislative, administrative, public agency or other public body with respect to any activities undertaken relating to this Agreement. Additionally, the Parties will make reasonable efforts to comply with requests for information, including answering questionnaires and narrowly tailored audit inquiries, to enable the other Party to ensure compliance with any applicable anti-corruption laws.

6.3.3.               Breach of Anti-Corruption Covenants.  The Parties agree that a breach of the anti-corruption commitments in Section 6.3 shall be considered a material breach of this Agreement and that either Party may immediately seek all remedies available under law and equity including termination of this Agreement pursuant to Section 10.3.1 if it believes, in good faith, that the covenants under the anti-corruption commitments in this Section 6.3 have been breached by the other Party, without owing to the other any damages or indemnification resulting solely from such termination.

6.4.   Exclusivity.

6.4.1.               Scope of Exclusivity.  Each Party agrees that, from the Effective Date until the earlier of (x) [**] and (y) the date that is [**] years after the Effective Date (the “Exclusivity Period”), the following restrictions shall apply:

(a)             Neither Party nor its Affiliates or Sublicensees shall, directly or indirectly, Develop, Manufacture or Commercialize any Collaboration Compound, except as set forth in the Development Plan or as otherwise set forth herein.

(b)             Except as expressly permitted under this Section 6.4, neither Party shall develop, manufacture or commercialize any Agreement Compound, independently or for or with any of its Affiliates or any Third Party (including through the grant of any license to any Third Party); provided, however, [**].  For the avoidance of doubt, in no event shall either Party conduct any Clinical Trial of any Agreement Compound, including any Back-Up Compound, without the prior written consent of the other Party.

6.4.2.               Acquisition of Agreement Compound.  A Party will not be deemed to be in breach of the restrictions set forth in Section 6.4.1(b) if such Party or any of its Affiliates acquires, through an acquisition of or a merger with the whole or substantially the whole of the business or assets of another Person, an Agreement Compound that such Person is developing in the clinic, manufacturing or commercializing, independently or for or with any of its Affiliates or any Third Party (including though the grant of a license to any Third Party) (such activities, the “Restricted Activities”), so long as such Party (or its Affiliate) [**].  As used in this Section 6.4.2, the following terms shall have the following meanings.

(a)             “Hold Separate Transaction” means any “hold separate” transaction (whether through the establishment of a trust or otherwise) involving the proposed sale of an Agreement Compound pursuant to an agreement with any Government Authority responsible for antitrust laws.

(b)             “Divest” or “Divestiture” means, with respect to any Agreement Compound, (i) the sale, exclusive license or other transfer of all of the right, title and interest in and to such Agreement Compound, including all technology, intellectual property and other assets relating solely thereto, to an independent Third Party, without the retention or reservation of any rights, license or interest (other than customary residual rights in the event of a termination) in such Agreement Compound and (ii) the complete shutdown of the Agreement Compound such that no technology, intellectual property or other asset relating thereto is used by the applicable Party or its Affiliates and delivery of written confirmation from such Party to the other Party that such Party and its Affiliates covenant not to use any technology, intellectual property and assets solely relating to such Agreement Compound during the Exclusivity Period.

6.4.3.               Breach of Exclusivity.  If, at any time during the Exclusivity Period, a Party is in breach of the restrictions set forth in Section 6.4.1(b), then the other Party shall have the right to terminate this Agreement immediately upon providing written notice of such termination, in which case the effects of termination set forth in Section 10.4.2 shall apply.

6.5.   Change of Control.

6.5.1.               Notice.  In the event of any Change of Control that occurs during the Term, Hutchison shall notify AstraZeneca promptly thereof, but in no event later than [**] Business Days following execution of the definitive agreement contemplating the transaction that would constitute such Change of Control.  Upon receipt of such notice, AstraZeneca shall have the right, by submitting written notice to Hutchison no later than [**] days after the closing of such Change of Control (such notice, the “COC Amendment Notice”), to amend this Agreement in accordance with the terms and conditions set forth in Sections 6.5.2 and 6.5.3 (such amendment, a “COC Amendment”).  In the event that AstraZeneca submits a COC Amendment Notice, the Parties will enter into an appropriate and customary written amendment reflecting the terms and conditions set forth in Sections 6.5.2 and 6.5.3.

6.5.2.               Change of Control before [**].  Where a Change of Control occurs at any time prior [**], any COC Amendment shall contain the following terms:

[**]

[**]

[**]

[**]

[**]

[**]

[**]

[**]

6.5.3.               Change of Control after [**].  Where a Change of Control occurs at any time after the [**], any COC Amendment shall contain the following terms:

(a)             Hutchison shall, and hereby does, assign to AstraZeneca all right, title and interest in and to: (i) Hutchison Patent Rights and Joint Patent Rights, all Regulatory Submissions and Regulatory Approvals Controlled by Hutchison or any Affiliate pertaining to Collaboration Compound, Collaboration Product and Diagnostic Products in the Field in the Territory and (ii) all of [**];

[**]

[**]

[**]

[**]

[**]

[**]

[**]

6.6.   Non-Solicitation. During the Term, neither Party nor any of its Affiliates shall, directly or indirectly, anywhere in the Territory solicit for employment, any person engaged in the Development, Manufacture or Commercialization of any Collaboration Compound or Collaboration Product employed by either Party or their Affiliates, during the period such person is so employed or for [**] after termination of such person’s employment provided that such restriction shall not apply in the case where such employee responds to an advertisement of employment made by either Party in the normal course of their business.

7.                                      REPRESENTATIONS AND WARRANTIES.

7.1.   Representations and Warranties of Each Party. As of the Effective Date, each of AstraZeneca and Hutchison hereby represents and warrants to the other Party hereto as follows:

7.1.1.               it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

7.1.2.               the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

7.1.3.               it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

7.1.4.               the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

7.1.5.               it has the full right, power and authority to grant all of the right, title and interest in the licenses granted to the other Party under this Agreement.

7.2.   Additional Representations and Warranties of Hutchison. Hutchison hereby represents and warrants to AstraZeneca that as of the Effective Date:

7.2.1.               Hutchison, together with its Affiliates, is the sole and exclusive owner of, and has the sole right, title and interest in and to, the Hutchison Patent Rights and the Hutchison Know-How, in each case free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien, lease, sublease, option, or charge of any kind, limitations on transfer or any subordination arrangement in favor of a Third Party;

7.2.2.               All of the Hutchison Patent Rights listed on Schedule 1.49 are in force or pending and have not been abandoned as of the Effective Date, and to Hutchison’s knowledge, all such Hutchison Patent Rights are valid and enforceable;

7.2.3.               No Third Party has challenged or has threatened in writing to challenge the extent, validity or enforceability of the patents encompassed within the Hutchison Technology relating to the Collaboration Compound (including, by way of example, through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the US Patent and Trademark Office or any analogous foreign entity), and to the knowledge of Hutchison, all application, registration, maintenance and renewal fees in respect of Hutchison Patent Rights have been paid and all documents and certificates required to be filed with the relevant agencies for the purpose of maintaining such Hutchison Patent Rights have been filed;

7.2.4.               Neither Hutchison nor any of its Affiliates has granted any license, option or other rights of any kind to or in favor of a Third Party under the Hutchison Technology;

7.2.5.               There is no intellectual property right, and in particular no Patent Right, owned or Controlled by Hutchison or its Affiliates other than the Hutchison Technology, that is necessary for AstraZeneca or its Affiliates and subcontractors to Develop a Collaboration Compound as set forth herein;

7.2.6.               To Hutchison’s knowledge, the manufacture, use, sale, offer for sale and importation of the Collaboration Compound in the Field in the Territory, in the form in which it is being Developed by Hutchison as of the Effective Date, does not infringe any Patent Rights of a Third Party;

7.2.7.               There are no claims, judgments or settlements pending against Hutchison or its Affiliates with respect to any Hutchison Technology, and Hutchison has not received notice that any such claims, judgments or settlements are threatened; and

7.2.8.               All employee inventions relevant to the rights granted to AstraZeneca under this Agreement have been duly transferred to Hutchison or its Affiliates in accordance with Applicable Law or Hutchison has entered into binding agreements permitting such a transfer; and

7.2.9.               Hutchison has heretofore disclosed or made available to AstraZeneca all material scientific and technical information and all material information relating to safety and efficacy known to it or its Affiliates with respect to the Collaboration Compound and has made available to AstraZeneca complete and accurate copies of all material documentation and correspondence submitted to or received from any Regulatory Authority with respect to the Collaboration Compound.

7.3.   Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

7.4.   No Inconsistent Agreements. Neither Party has in effect and after the Effective Date neither Party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement or limit the ability of either Party to grant the licenses set forth in Section 2 of this Agreement.

7.5.   Disclaimer. THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.  EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY PRODUCT UNDER THIS AGREEMENT WILL BE SUCCESSFUL.

8.                                      INTELLECTUAL PROPERTY.

8.1.   Disclosure. During the Term, the Parties shall promptly disclose to one another all Collaboration Know-How (whether patentable or not).

8.2.   Ownership.

8.2.1.               Ownership of Technology.  Determinations as to which Party has Invented any Patent Right or Know-How shall be made in accordance with the standards of inventorship under the patent laws of the United States.  Subject to the license grants under Section 2 of this Agreement, as between the Parties, [**].  Neither Party shall take any action that would limit the other Party’s right to exercise its rights under Section 2.4.  In the event inventorship and ownership of any Collaboration Technology cannot be resolved by the Parties with advice of their respective intellectual property counsel, such dispute shall be resolved through the dispute resolution mechanism set forth in Section 12.1.

8.2.2.               Employee Assignment.  To the extent permissible under Applicable Laws, each Party will cause each employee and contractor conducting work on such Party’s behalf under this Agreement to sign a contract that (a) compels prompt disclosure to the Party of all Hutchison Technology, AstraZeneca Technology, and Joint Technology, as applicable, conceived or reduced to practice by such employee or contractor during any performance under this Agreement, (b) automatically assigns to the Party all right, title and interest in and to all such Technology and all Patent Rights disclosing or claiming such Technology and (c) obligates such persons to similar obligations of confidentiality as set forth in this Agreement.  Each Party will require each employee and contractor conducting work on such Party’s behalf under this Agreement to maintain records in sufficient detail and in a good scientific manner appropriate for patent purposes to properly reflect all work done.  Each Party shall be responsible for the payment of any remuneration due to employees under any Applicable Law which provides compensation to such employee inventors.

8.3.   JIPC. The JIPC shall, from time to time, review and discuss the patent strategy for inventions made in the course of the Development and to coordinate patent strategy relating to the Collaboration Patent Rights, to the extent such Collaboration Patent rights are necessary or useful to Manufacture, Develop or Commercialize a Collaboration Compound or Collaboration Product.

8.4.   Filing, Prosecution and Maintenance of Patent Rights.

8.4.1.               Hutchison Patent Rights.  AstraZeneca shall be responsible, at its sole cost and expense, for the preparation, filing and prosecution and maintenance of the Hutchison Patent Rights in the Territory.  If AstraZeneca or its Affiliates use any of its employees to conduct any preparation, prosecution or maintenance activity under this Agreement, then neither AstraZeneca nor any Affiliate shall be liable to Hutchison in respect of any act or omission in undertaking such activity.  In the event external counsel are used then no such exclusion of liability shall apply.   AstraZeneca shall keep Hutchison advised on the status of preparation, filing, prosecution and maintenance of all patent applications included within the Hutchison Patent Rights and the maintenance of any issued patents within the Hutchison Patent Rights.  Further, AstraZeneca shall consult and reasonably cooperate with Hutchison with respect to the preparation, filing, prosecution and maintenance of all Hutchison Patent Rights, including: (a) allowing Hutchison a reasonable opportunity and reasonable time to review and comment regarding relevant material communications and drafts of any material responses or proposed filings by AstraZeneca before any applicable filings are submitted to any relevant patent office or Government Authority and (b) reflecting any reasonable comments offered by Hutchison in any final filings submitted by AstraZeneca to any relevant patent office or Governmental Authority.

8.4.2.               AstraZeneca Patent Rights.  AstraZeneca shall have the sole and exclusive right to prepare, file, prosecute and maintain the AstraZeneca Patent Rights in the Territory, in its sole discretion.

8.4.3.               Joint Patent Rights.  AstraZeneca shall be responsible, at its sole cost and expense, for the preparation, filing and prosecution and maintenance of the Joint Patent Rights in the Territory.  If AstraZeneca or its Affiliates use any of its employees to conduct any preparation, prosecution or maintenance activity under this Agreement, then neither AstraZeneca nor any Affiliate shall be liable to Hutchison in respect of any act or omission in undertaking such activity.  In the event external counsel are used no such exclusion of liability shall apply.    AstraZeneca shall keep Hutchison advised on the status of preparation, filing, prosecution and maintenance of all patent applications included within the Joint Patent Rights and the maintenance of any issued patents within the Joint Patent Rights.  Further, AstraZeneca shall consult and reasonably cooperate with Hutchison with respect to the preparation, filing, prosecution and maintenance of all Joint Patent Rights, including: (a) allowing Hutchison a reasonable opportunity and reasonable time to review and comment regarding relevant material communications and drafts of any material responses or proposed filings by AstraZeneca before any applicable filings are submitted to any relevant patent office or Government Authority and (b) reflecting any reasonable comments offered by Hutchison in any final filings submitted by AstraZeneca to any relevant patent office or Governmental Authority.

8.4.4.               Reversion Rights.  If AstraZeneca decides not to file, prosecute or maintain any Patent Right under Section 8.4.1 or 8.4.3, it shall give Hutchison reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Patent Right so as to permit Hutchison to carry out such activity.  Upon delivery of such notice, Hutchison shall have the right to file, prosecute and maintain such Patent Right, and AstraZeneca shall perform such acts as may be reasonably necessary for Hutchison to file, prosecute or maintain such Patent Right, at Hutchison’s sole cost and expense.  If Hutchison does so elect, then AstraZeneca shall provide such cooperation to Hutchison, including the execution and filing of appropriate instruments, as may reasonably be requested to facilitate the transition of such patent activities, and shall assign all of its right, title and interest to such Patent Right to Hutchison.  Any such Patent Right abandoned by AstraZeneca under Section 8.4.1 or 8.4.3 shall be deemed to be excluded from the Hutchison Patent Rights or Joint Patent Rights, as applicable, and shall thereafter cease to be included within the scope of the licenses granted to AstraZeneca under Section 2.

8.4.5.               Patent Term Extensions.  The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable to Patent Rights that are applicable to the Collaboration Products.  The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue, a Patent Right shall be extended only as and if AstraZeneca elects to extend such Patent Right.  All filings for such extension shall be made by AstraZeneca.

8.4.6.               Orange Book Listing.  Hutchison shall, at AstraZeneca’s expense and upon AstraZeneca’s reasonable request, (a) provide all necessary or reasonably useful information to enable AstraZeneca to make filings with Regulatory Authorities with respect to Hutchison Patent Rights or Joint Patent Rights as required (i) in the United States for the FDA’s Orange Book and (ii) outside the United States under other international equivalents and (b) shall cooperate with AstraZeneca in connection therewith, including meeting any submission deadlines.

8.4.7.               Costs and Expenses.  [**].

8.5.   Trademarks.

8.5.1.               Collaboration Product Trademarks.  AstraZeneca shall select and own the Trademarks for the Collaboration Products and shall be solely responsible for applying for and maintaining the registrations for the Trademarks throughout the Territory, and all goodwill associated therewith will inure to the benefit of AstraZeneca.  AstraZeneca shall bear all costs of applying for and maintaining registrations for the Trademarks.   AstraZeneca shall assume full responsibility, at its sole costs and expense, for prosecuting any infringement of a Trademark by a Third Party, and shall be entitled to retain all recoveries in connection therewith.  AstraZeneca shall own the Trademarks, and all applications and registrations therefor.

8.6.   Enforcement of Technology Rights.

8.6.1.               Notice.  Each Party will promptly notify the other in the event of any actual, potential or suspected infringement of a patent under the Hutchison Patent Rights or the Joint Patent Rights by any Third Party (an “Infringement”).

8.6.2.               Enforcement.  As between AstraZeneca and Hutchison, AstraZeneca shall have the first right, except as otherwise provided in this Section 8.6.2, but not the obligation, to institute litigation or take other steps to remedy an Infringement, and any such litigation or steps shall be at AstraZeneca’s expense subject to Hutchison’s obligation to indemnify AstraZeneca for such expenses pursuant to Section 11.1, provided that, any recoveries resulting from such litigation or steps relating to a claim of Infringement, after deducting AstraZeneca’s out of pocket expenses (including counsel fees and expenses) in pursuing such claim, will be deemed Net Sales of AstraZeneca.  AstraZeneca shall have full control of such litigation or steps but shall not, without the prior written consent of Hutchison, enter into any compromise or settlement relating to such litigation that (a) admits the invalidity or unenforceability of any Hutchison Patent Right or Joint Patent Right or (b) requires AstraZeneca to abandon any Hutchison Patent Right or Joint Patent Right.  In order to establish standing, Hutchison, upon request of AstraZeneca, agrees to timely commence or to join in any such litigation, at AstraZeneca’s expense, and in any event to cooperate with AstraZeneca in such litigation or steps at AstraZeneca’s expense. Hutchison shall have the right to consult with AstraZeneca about such litigation and to participate in and be represented by independent counsel in such litigation at Hutchison’s own expense.  If AstraZeneca fails to institute such litigation or otherwise take steps to remedy an Infringement of any Hutchison Patent Right or Joint Patent Right within [**] days of its receipt of notice thereof, then Hutchison shall have the right, but not the obligation, upon [**] days’ prior notice to AstraZeneca, at Hutchison’s expense, to institute any such litigation and any proceeds from such litigation shall be retained by Hutchison.  AstraZeneca shall, at Hutchison’s expense, cooperate with Hutchison in any such litigation.  Neither Party shall incur any liability to the other Party as a consequence of any litigation initiated or pursued pursuant to this Section 8.6.2 or any unfavorable decision resulting therefrom, including any decision holding any Hutchison Patent Right or Joint Patent Right invalid or unenforceable.

8.7.   Third Party Claims.

8.7.1.            Third Party Claims — Course of Action.  If the Development, Commercialization or Manufacture of a Collaboration Product under this Agreement is alleged by a Third Party to infringe a Third Party’s Patent Right(s) or misappropriate a Third Party’s trade secret, the Party becoming aware of such allegation shall promptly notify the other Party thereof, in writing, reasonably detailing the claim.

8.7.2.            Third Party Suit.  If a Third Party sues a Party (the “Sued Party”) alleging that the Sued Party’s or the Sued Party’s Sublicensees’ Development, Manufacture or Commercialization of the Collaboration Compound or Collaboration Product infringes or shall infringe said Third Party’s Patent Right(s) or misappropriates said Third Party’s trade secret, [**] to defend or settle such claim in its own name after consultation with Hutchison and in connection with its   defense of any such Third Party suit,  Hutchison shall provide reasonable assistance to  AstraZeneca  for such defense and shall join such suit if deemed a necessary party.  AstraZeneca shall keep Hutchison, if Hutchison has not joined in such suit, reasonably informed on a quarterly basis, in person or by telephone, prior to and during the pendency of any such suit.  AstraZeneca shall not admit the invalidity of any patent within the Hutchison Patent Rights, the AstraZeneca Patent Rights or the Joint Patent Rights, nor settle any such suit, without written consent of the other Party, such consent not to be unreasonably withheld or delayed.  Subject to Hutchison’s indemnity obligations pursuant to Section 11.1, all litigation expenses, including settlement costs, royalties paid in settlement of any such suit, and the payment of any damages to the Third Party will be paid by AstraZeneca.

8.8.   Patent Certifications. Each Party shall immediately give written notice to the other of any certification of which it becomes aware has been filed pursuant to 21 U.S.C. § 355(b)(2)(A), or § 355(j)(2)(A)(vii) or any amendment or successor statute thereto or any analog in any other jurisdiction claiming that the Hutchison Patent Rights or  Joint Patent Rights covering a Collaboration Product are invalid or that infringement shall not arise from the manufacture, use, import  sale or offer for sale of such Third Party product by a Third Party.  AstraZeneca shall have the right, in the first instance, to commence an ANDA Proceeding in connection with any such certification.  If AstraZeneca decides not to bring infringement proceedings against the Third Party making such a certification with respect to any Collaboration Product, AstraZeneca will give notice to Hutchison of its decision not to bring suit within [**] business days after receipt of notice of such certification (or, if the time period permitted by law is less than [**] business days, within half of the time period permitted by law for AstraZeneca to commence such action) and Hutchison may then, but shall not be obligated to, bring suit against the Third Party that filed the certification.  Any suit by either Party may be in the name of either or both Parties, as may be required by law.  For this purpose, the Party not bringing suit will execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit.

8.9.   No Implied Licenses. Except as expressly set forth in this Agreement, no right or license under any Hutchison Technology or AstraZeneca Technology is granted or shall be granted by implication as a result of the respective rights of the Parties under this Agreement.  All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

8.10.                 Privileged Communications. In furtherance of this Agreement, it is expected that AstraZeneca and Hutchison will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications.  Such disclosures are made with the understanding that they shall remain confidential, they will not be deemed to waive any applicable attorney-client privilege and that they are made in connection with the shared community of legal interests existing between Hutchison and AstraZeneca, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of Hutchison Patent Rights, AstraZeneca Patent Rights and Joint Patent Rights.

8.11.                 Create Act. This Agreement includes a joint research agreement as defined in 35 U.S.C. § 103(c)(3).  Notwithstanding anything to the contrary in this Article 8, neither Party shall have the right to make an election under the Cooperative Research and  Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) when exercising its rights under this Article 8 without the prior written consent of the other Party.  With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof.

9.                                      GOVERNMENT APPROVALS.

9.1.   AstraZeneca’s and Hutchison’s Obligations.  Each of AstraZeneca and Hutchison shall use its good faith efforts to eliminate any concern on the part of any court or

Government Authority regarding the legality of the proposed transaction, including, if required by federal or state antitrust authorities, promptly taking all steps to secure government antitrust clearance, including cooperating in good faith with any government investigation including the prompt production of documents and information demanded by a second request for documents and of witnesses if requested.

9.2.   Additional Approvals. AstraZeneca and Hutchison shall cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.  Neither Party shall be required, however, to divest or out-license products or assets or materially change its business if doing so is a condition of obtaining approval of the transactions contemplated by this Agreement.

9.3.   Termination. If a report is required to be filed under any antitrust statute, either Party may, before the Effective Date, terminate this Agreement by written notice to the other Party, if, within [**] after the report is filed, approval of the transactions contemplated by this Agreement under such antitrust statute has not been obtained or the notice and waiting period, as may be extended, under such antitrust statute has not expired without adverse action regarding this Agreement or the transactions contemplated hereby.  If this Agreement is terminated pursuant to this Section 9.3, then, notwithstanding any provision in this Agreement to the contrary, neither Party shall have any further obligation to the other Party with respect to the subject matter of this Agreement except for the obligations set forth in Section 6.1, which obligations shall survive any termination of this Agreement; provided that each Party shall within ten (10) days of such termination promptly refund to the other Party in full all amounts paid by such Party to the other Party in connection with this Agreement.

10.                               TERM AND TERMINATION.

10.1.                 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 10 shall continue in full force and effect on a country-by-country basis as long as any Collaboration Product is being Developed or Commercialized for use in the Field in the Territory (the “Term”)

10.2.                 Termination for Convenience; Termination by Mutual Agreement.  AstraZeneca may terminate this Agreement in its entirety for any reason or no reason upon providing one hundred eighty (180) days’ prior written notice to Hutchison.  Additionally, the Parties may terminate this Agreement by mutual written agreement.

10.3.                 Termination for Cause.

10.3.1.          Termination for Material Breach.  In the event that a Party commits a material breach of its obligations under this Agreement that is not cured within sixty (60) days (or such other time period as mutually agreed by the Parties) after such Party receives written notice from the non-breaching Party, which notice shall specify the nature of the breach and demand its cure, the non-breaching Party may terminate this Agreement upon written notice to the breaching Party; provided, however, that a breach of this Agreement by AstraZeneca that relates solely to a country that is not a Major Market Country shall give Hutchison a termination right only as to such country (any such termination, a “Country-Specific Termination”).  Notwithstanding the foregoing, if either Party is alleged to be in material breach and disputes such termination through the dispute resolution procedures set forth in this Agreement, then the other Party’s right to terminate this Agreement shall be suspended for so long as such dispute resolution procedures are being pursued by the allegedly breaching Party in good faith and, if it is finally and conclusively determined that the allegedly breaching Party is in material breach, then the breaching Party shall have the right to cure such material breach after such determination within the cure period provided above in this Section 10.3.1.

10.3.2.          Termination for Bankruptcy.  This Agreement may be terminated by written notice by either Party at any time during the term of this Agreement if the other Party shall file in any court or Agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

10.4.                 Effect of Termination.

10.4.1.          Effects of Termination for Convenience.  If this Agreement is terminated for convenience pursuant to Section 10.2, the following provisions shall apply:

(a)         Nothing in this Agreement shall be construed as prohibiting the Hutchison from Developing, Manufacturing and Commercializing a Collaboration Compound and the Collaboration Product in the Field in the Territory;

(b)         All licenses granted by Hutchison to AstraZeneca hereunder shall automatically terminate;

(c)          AstraZeneca shall, and hereby does, assign to Hutchison all right, title and interest in and to: (i) all Regulatory Submissions and Regulatory Approvals Controlled by AstraZeneca or any Affiliate pertaining to Collaboration Compounds, Collaboration Products and Diagnostic Products in the Field in the Territory and (ii) all of AstraZeneca’s interest in any copyrights to the extent necessary or useful for Commercializing the Collaboration Product;

(d)         If, at the time AstraZeneca terminates the Agreement, a Collaboration Product is then being sold using an AstraZeneca-owned Trademark, AstraZeneca shall, assign all of AstraZeneca’s interest in any Trademark (including the goodwill symbolized by such Trademark), on  commercially reasonable terms to be mutually agreed upon by the Parties;

(e)          AstraZeneca shall grant, and shall be deemed to grant, to Hutchison  and its Sublicensees a Right of Reference to all data generated in any Clinical Trials undertaken by AstraZeneca , its Affiliates or Sublicensees in accordance with this Agreement (including all such Regulatory Submissions, Regulatory Approvals and Clinical Trial data related to any Diagnostic Product and any Combination Collaboration Products in which the other active ingredients are non-proprietary), and AstraZeneca  shall provide a signed statement to this effect, if requested by Hutchison , in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Applicable Law recognized outside of the United States);

(f)          AstraZeneca  shall, and hereby does, grant to Hutchison  a perpetual, royalty-free, irrevocable, non-exclusive license in the Territory to use the data generated in Clinical Trials undertaken by AstraZeneca , its Affiliates or Sublicensees hereunder (including all such Regulatory Submissions, Regulatory Approvals and Clinical Trial data related to any Combination Collaboration Products  ) for the Development and Commercialization of Collaboration Compounds, Collaboration Products and Diagnostic Products in the Field in the Territory;

(g)          All licenses granted to Hutchison hereunder shall continue, and AstraZeneca shall, and hereby does, grant to Hutchison an exclusive (even as to AstraZeneca) license in the Territory (with the right to sublicense on terms consistent with Section 2.5) (i) to practice any invention claimed in the AstraZeneca Patent Rights or Joint Patent Rights, (ii) to practice the AstraZeneca Know-How and Joint Know-How and (iii) to practice any other Patent Right or Know Controlled by AstraZeneca on the effective date of termination that arose before the effective date of termination and was either in use by AstraZeneca or was actively being considered for use in connection with the Development, Manufacture or Commercialization of any Collaboration Compound, Collaboration Product or Diagnostic Product, in each case ((i) – (iii)), solely to the extent necessary to Develop, Manufacture and Commercialize a Collaboration Compound, Collaboration Product or Diagnostic Product, as applicable, in the Field in the Territory;

(h)         AstraZeneca shall reasonably cooperate with Hutchison to assure a smooth transition, at Hutchison’s expense, of any Clinical Trials in progress related to a Collaboration Compound or Collaboration Product in the Field, which  Hutchison determines to continue in compliance with Applicable Laws and ethical guidelines applicable to the transfer or termination of any such Clinical Trials.  In the event that Hutchison   informs AstraZeneca that it does not intend to continue specific Development activities then in progress, costs incurred in closing out such activities shall be borne by AstraZeneca ;

(i)           Until termination is effective, each Party shall continue to perform its obligations under the Development Plan (if still in effect) and shall pay all costs allocated to it in accordance with this Agreement, including the Development Budget (if still in effect), except with respect to activities that the

Hutchison elects to discontinue;

(j)          At Hutchison’s request, Hutchison may purchase, [**], all of the inventory of bulk or finished Collaboration Products held by AstraZeneca as of the date of termination (including raw materials, intermediates and finished, unfinished, or partially finished goods).  Hutchison shall notify AstraZeneca within ten (10) days after the date of termination whether Hutchison wishes to purchase such inventory.  In the event Hutchison does not purchase such inventory, then AstraZeneca and its Affiliates shall be permitted to sell such inventory, provided that such sales occur within six (6) months after termination, and provided further that AstraZeneca shall remain obligated to pay, and report to Hutchison on, Net Sales of such inventory; and

(k)         At Hutchison’s request, AstraZeneca shall use Commercially Reasonable Efforts to assign to Hutchison to the extent assignment is permitted by such agreements and provided that AstraZeneca is not required to pay any consideration or commence litigation in order to effect an assignment of any such agreement any Third Party agreements then in effect for the Manufacture of Collaboration Compound or Collaboration Product.

10.4.2.          Effects of Termination for Material Breach.

(a)         If this Agreement is terminated by Hutchison pursuant to Section 6.4.3 or 10.3, all licenses granted by Hutchison to AstraZeneca shall automatically terminate.  Without limiting the foregoing, in the event this Agreement is terminated by Hutchison for a material breach of AstraZeneca pursuant to Section 6.4.3 or 10.3.1 , the effects of termination set forth in Section 10.4.1 shall apply; provided, however, that in the event of a Country-Specific Termination pursuant to Section 10.3.1, such effects of termination shall apply only with respect to the applicable country.

(b)         In the event that AstraZeneca has the right to terminate this Agreement pursuant to Section 10.3.1, AstraZeneca may elect to either (x) terminate this Agreement in its entirety pursuant to Section 10.3.1 or (y) elect, as its sole and exclusive remedy with respect to such breach, to forego its right to terminate this Agreement pursuant to Section 10.3.1, in which case the provisions of clauses (i) – (iii) below shall apply.

(i)                   AstraZeneca’s sole and exclusive remedy with respect to such breach shall be to offset from amounts due under Sections 5.2 and 5.3 the amount of any agreed-upon or proven damages (“Damages”).

(ii)                Pending any agreement between the Parties on the amount of the Damages or a final, non-appealable judgment in a court of competent jurisdiction as to the amount of the Damages (“Final Resolution”), AstraZeneca shall set up an escrow account into which it shall pay, as they become due, all milestones and royalty payments owed to Hutchison under Section 5.2 or 5.3.

(iii)             Upon Final Resolution, any Damages owed to AstraZeneca in respect of the applicable breach shall be deducted by AstraZeneca from amounts paid into such escrow account.  In the event the amounts contained in such escrow account exceed the Damages, the amounts remaining in such escrow account shall be released to Hutchison no later than five (5) Business Days after Final Resolution.  In the event the amounts contained in such escrow account are insufficient to cover the Damages, the balance of any such amounts may be deducted from the next applicable payment owed by AstraZeneca to Hutchison under Section 5.2 or 5.3 and may be carried forward until fully exhausted.

10.5.                 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Hutchison and AstraZeneca are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.  The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by the bankrupt Party upon written request therefor by the other Party.

10.6.                 Survival of Certain Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing before such expiration or termination.  The provisions of this Agreement that must, by their nature, survive expiration or termination of this Agreement to give effect to their intent, shall so survive, including Sections 2.4,  2.6,  6,  9 and 11     Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination.

11.                               PRODUCT LIABILITY, INDEMNIFICATION AND INSURANCE.

11.1.                 Indemnification by Hutchison. Hutchison shall indemnify, defend and hold harmless AstraZeneca, its Affiliates, and each of its and their respective employees, officers, directors, agents and Sublicensees (each, a “AstraZeneca Indemnified Party”)

from and against any and all losses, damages, liabilities, settlements, penalties, fines and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Liability”) that the AstraZeneca Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of:

(a)         any Hutchison representation or warranty set forth herein being untrue in any material respect when made or any material breach by Hutchison of any of its covenants or obligations hereunder; or

(b)         the gross negligence or willful misconduct by or of Hutchison, its Affiliates and their respective officers, directors, agents and Sublicensees in performing any of their obligations under this Agreement; or

(c)          Hutchison’s or its Affiliates’ Development of a Collaboration Compound; or

except in each case, to the extent caused by the gross negligence or willful misconduct of AstraZeneca or any AstraZeneca Indemnified Party, or by breach of this Agreement by AstraZeneca.

11.2.                 Indemnification by AstraZeneca. AstraZeneca shall indemnify, defend and hold harmless Hutchison, its Affiliates, and each of its and their respective employees, officers, directors, agents and Sublicensees (each, a “Hutchison Indemnified Party”) from and against any and all Liabilities that the Hutchison Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of:

(a)         any AstraZeneca representation or warranty set forth herein being untrue in any material respect when made or a material breach by AstraZeneca of any of its covenants or obligations hereunder; or

(b)         the gross negligence or willful misconduct by or of AstraZeneca, its Affiliates and their respective officers, directors, agents and Sublicensees in performing any of their obligations under this Agreement; or

(c)          AstraZeneca’s Development, Manufacture or Commercialization of a Collaboration Compound or Collaboration Product;

except in each case, to the extent caused by the gross negligence or willful misconduct of Hutchison or any Hutchison Indemnified Party, or by breach of this Agreement by Hutchison.

11.3.                 Procedure. Each Party shall notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder or for which Liability is shared pursuant to this Section 11.  In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Section 11, such Party (the “Indemnified Party”) shall provide the other Party (the “Indemnifying Party”) with prompt written notice of such proceeding (the “Indemnification Claim Notice”).  Promptly after the Indemnifying Party receives the Indemnification Claim Notice, the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding.  At its option, the Indemnifying Party may assume the defense of any Third Party claim subject to indemnification as provided for in this Section 11.3 by giving written notice to the Indemnified Party within thirty (30) days (or until such time provided in any applicable extension to appropriately answer any complaint, if any, but no longer than seventy (70) days, provided that the Indemnified Party makes all reasonable efforts to obtain any such extension) after the Indemnifying Party’s receipt of an Indemnification Claim Notice, provided that (a) the claim solely seeks monetary damages and (b) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full (the matters described in (a) and (b), the “Litigation Conditions”). The Indemnifying Party may, at any time, assume all such defense if the Litigation Conditions are not satisfied at any time.  Upon assuming the defense of a Third Party claim in accordance with this Section 11.3, the Indemnifying Party shall be entitled to appoint lead counsel in the defense of the Third Party claim.  Should the Indemnifying Party assume and continue the defense of a Third Party claim, except as otherwise set forth in this Section 11.3, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party claim.  Without limiting this Section 11.3, any Indemnified Party will be entitled to participate in, but not control, the defense of a Third Party claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume and actively further the defense and employ counsel in accordance with this Section 11.3 (in which case the Indemnified Party will control the defense) or (iii) the Indemnifying Party no longer satisfies the Litigation Conditions.  With respect to any Liability relating solely to the payment of money damages in connection with a Third Party claim that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, and subject to the Litigation Conditions being satisfied, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Liability, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment.  With respect to all other Liabilities in connection with Third Party claims, where the Indemnifying Party has assumed the defense of the Third Party claim in accordance with this Section 11.3, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Liability provided that it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion).  The Indemnifying Party that has assumed the defense of the Third Party claim in accordance with this Section 11.3 will not be liable for any settlement or other disposition of a Liability by an Indemnified Party (but in no event to include any court judgment or judicial or administrative order or disposition) that is reached without the written consent of such Indemnifying Party.  No Indemnified Party will admit any liability with respect to, or settle, compromise or discharge, any Third Party claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party claim in accordance with this Section 11.3.  If the Indemnifying Party chooses to defend or prosecute any Third Party claim, the Indemnified Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party claim.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

11.4.                 Insurance. The Parties shall maintain insurance with creditworthy insurance companies or self insure in accordance with Applicable Law against such risks and in such amounts as are usually maintained or insured against by other companies of established repute engaged in the same or a similar business.

11.5.                 Liability Limitations.

11.5.1.          No Consequential Damages.  EXCEPT WITH RESPECT TO ANY BREACH OF SECTION 6.1 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A PARTY’S FRAUD OR WILLFUL MISCONDUCT OR ARE PAYABLE IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 11 FOR LIABILITY OWED TO THIRD PARTIES.

11.5.2.          Scope of Hutchison’s Liability.  In no event shall Hutchison’s Liability under this Agreement exceed, [**] (the “Liability Cap”); provided, however, that such Liability Cap shall not apply to any Liability based on or arising out of any death or personal injury to a Third Party resulting from any negligence of Hutchison, its Affiliates or Sublicensees.

12.                               MISCELLANEOUS.

12.1.                 Governing Law, Jurisdiction; Dispute Resolution.

12.1.1.          Governing Law.  The interpretation and construction of this Agreement shall be governed by the laws of England, and the Parties hereby submit to the non-exclusive jurisdiction of the English courts.

12.1.2.          Dispute Resolution.  In the event of a dispute arising out of or relating to this Agreement either Party shall provide written notice of the dispute to the other, in which event the dispute shall be referred to the executive officers designated below or their successors, for attempted resolution by good faith negotiations within [**] after such notice is received.  Said designated officers are initially as follows:

For Hutchison:                                      Chief Executive Officer, Hutchison MediPharma Limited

For AstraZeneca:                          its Executive Vice President, Innovative Medicines or his designee

In the event the designated executive officers do not resolve such dispute within the allotted [**], either Party may, after the expiration of the [**] period, seek to resolve the dispute through reference to the courts in accordance with Section 12.1.1.  Notwithstanding the preceding, the Parties acknowledge that the failure of the Parties to reach consensus as to any matter, which failure does not involve a breach by a Party of its obligations hereunder, shall not be deemed a dispute which may be referred for resolution by the Parties under this Section 12.1.2.

12.1.3.                         Agent for Service.

(a)                                         To the extent that any injunctive or other Proceedings (as defined below) are sought in the court of England, the Parties hereby irrevocably agrees that any Service Document (as defined below) may be sufficiently and effectively served on it in connection with Proceedings by service on its agent, provided that if a replacement agent has been appointed and notified to the other party pursuant to Section 12.1.3(d), then by service on such replacement agent.

(b)                                         Any Service Document served pursuant to Section 12.1.3(a) shall be marked for the attention of:

If to Hutchison:

Address:                                                 c/o Hutchison Whampoa Agents (UK) Limited

Hutchison House

5 Hester Road

Battersea

London SW11 4AN

United Kingdom

Fax no:                                                      +44 20 7350 5791

Attention:                                         The Company Secretary

If to AstraZeneca:

Address:                                                 AstraZeneca UK Limited

2 Kingdom Street

London W2 6BD

Fax no:                                                      +44 20 7604 8060

Attention:                                         The Company Secretary

(c)                                          Any Service Document addressed in accordance with Section 12.1.3(b) shall be deemed to have been duly served if: (i) left at the specified address at the time it is left; (ii) sent by first class post, two working days after the day of posting; or (iii) sent by facsimile transmission, when the electronic acknowledgment is received by the sender.

(d)                                         If either the agent of the Parties referred to in Section 12.1.3(b) (or any replacement agent appointed pursuant to this sub-section) at any time ceases for any reason to act as such, the Parties (as the case may be) shall appoint a replacement agent to accept service having an address for service in the United Kingdom and shall notify the other party of the name and address of the replacement agent.

(e)                                          In this Section 12.1.3: (i) “Proceedings” means any proceeding, action arising out of or in connection with this Agreement, as contemplated by Clause 12.1.3(a); and (ii) “Service Document” means a writ, summons, order, judgment or other process issued out of the courts of England in connection with any Proceedings.

(f)                                           A person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

12.2.                                Force Majeure. No liability shall result from, and no right to terminate shall arise, in whole or in part, based upon any delay in performance or non-performance, in whole or in part, by either of the Parties to this Agreement to the extent that such delay or non-performance is caused by an event of Force Majeure.  “Force Majeure” means an event that is beyond a non-performing Party’s reasonable control, including an act of God, act of the other Party, strike, lock-out or other industrial/labor dispute not involving the non-performing Party’s own employees, war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid or inapplicable.  The Force Majeure Party shall within ten (10) days of the occurrence of the Force Majeure event, give written notice to the other Party stating the nature of the Force Majeure event, its anticipated duration and any action being taken to avoid or minimize its effect.  Any suspension of performance shall be of no greater scope and of no longer duration than is reasonably required and the Force Majeure Party shall use reasonable effort to remedy its inability to perform; provided, however, if the suspension of performance continues or is anticipated to continue for thirty (30) days after the date of the occurrence, the unaffected Party shall have the right but not the obligation to perform on behalf of the Force Majeure Party for a period of such Force Majeure and such additional period as may be reasonably required to assure a smooth and uninterrupted transition of such activities.  If such failure to perform would constitute a material breach of this Agreement in the absence of such event of Force Majeure, and continues for six (6) months from the date of the occurrence and the Parties are not able to agree on appropriate amendments within such period, such other Party shall have the right, notwithstanding the first sentence of this Section 12.3, to terminate this Agreement immediately by written notice to the Force Majeure Party, in which case neither Party shall have any liability to the other except for those rights and liabilities that accrued prior to the date of termination.

12.3.                                Waiver and Non-Exclusion of Remedies. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies.  To be effective any waiver must be in writing.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by law or otherwise available except as expressly set forth herein.

12.4.                                Notices.

12.4.1.                         Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 12.4.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 12.4.1.  Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

12.4.2.                         Address for Notice.

Hutchison:

Hutchison MediPharma Limited

Building 4, 720 Cailun Road

Zhangjiang High Tech Park

Shanghai, China 201203

Attn: Chief Executive Officer, Hutchison MediPharma Limited

Fax: 86-21-50793900

With a copy to:

Hutchison Whampoa Limited

22/F Hutchison House

10 Harcourt Road

Central

Hong Kong

Attn: Head Group General Counsel & Company Secretary

Fax: +852 2128 1778

AstraZeneca:

AstraZeneca AB

S-151 85 Södertälje

Sweden

Attn:  The Company Secretary

Fax:  +46 8 553 288 12

With a copy to:

AstraZeneca UK Limited

Mereside

Alderley Park

Macclesfield

Cheshire SK10 4TF

United Kingdom

Attn: Vice President, Oncology, SPBD

12.5.                                Entire Agreement. This Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement.  This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter hereof.  Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.  Nothing in this Agreement is intended to limit or exclude any liability for fraud.  All Schedules or Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated into and made a part of this Agreement.  In the event of any inconsistency between any such Schedules or Exhibits and this Agreement, the terms of this Agreement shall govern.

12.6.                                Amendment. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

12.7.                                Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement, in whole or in part without the prior written consent of the other Party, except that each Party shall always have the right, without such consent, (a) to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates and, (b) on written notice to the other Party, assign any or all of its rights and delegate or subcontract any or all of its obligations hereunder to (i) any of its Affiliates, (ii) a successor of all or substantially all of the business of such Party, whether by way of merger, sale of stock, sale of assets or other transaction (or series of transactions) or (iii) a successor of that portion of a Party’s business to which this Agreement pertains.  Any permitted successor or assignee of rights or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights or obligations.  Notwithstanding the foregoing, each Party shall remain responsible for any failure to perform on the part of any such Affiliates.  Any attempted assignment or delegation in violation of this Section shall be void.

12.8.                                No Benefit to Others. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons except as otherwise expressly provided in this Agreement.

12.9.                                Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument.  An executed signature page of this Agreement delivered by facsimile transmission shall be as effective as an original executed signature page.

12.10.                         Severability. To the fullest extent permitted by applicable law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement.  To the fullest extent permitted by applicable law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable law and achieves, as nearly as possible, the original intention of the Parties.

12.11.                         Further Assurance. Each Party shall perform all further acts and things and execute and deliver such further documents as may be reasonably necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

12.12.                         Publicity. Notwithstanding Section 6 1.6., it is understood that the Parties will issue a press release announcing the execution of this Agreement in substantially the form attached hereto Schedule 12.12.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any subsequent press releases relating to the Agreement or the activity hereunder prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure or which are consistent with information disclosed in prior releases properly made hereunder.

12.13.                         Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties, or commitments on behalf of the other Party.  All Persons employed by a Party or any of its Affiliates shall be employees of such Party or its Affiliates and not of the other Party or such other Party’s Affiliates and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party or its Affiliates, as applicable.

12.14.                         Subcontracting. Hutchison may, in its sole discretion, use one or more Affiliates or Third Party contractors to perform any or all of its obligations under this Agreement, provided that Hutchison shall remain responsible for its obligations under the Agreement and shall be responsible for the performance of each such Affiliate and Third Party subcontractor.

12.15.                         English Language.  This Agreement is written and executed in the English language.  Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail. English shall be the official language of this Agreement and all communications between the Parties shall be conducted in that language.

12.16.                         Construction. Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”.  Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.  The headings of this Agreement and any descriptions of Schedules and Exhibits or descriptions of cross references are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement.  The terms “including,” “include(s),” “such as,” and “for example” as used in this Agreement mean including the generality of any description preceding such term and shall be deemed to be followed by “without limitation.”

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

ASTRAZENECA AB (publ)		和记黄埔医药（上海）有限公司 HUTCHISON MEDIPHARMA Limited

By	/s/ [**]	By	/s/ [**]
Name: [**]		Name: [**]
Title: Authorised Signatory		Title: Director

[SIGNATURE PAGE TO LICENSE AND COLLABORATION AGREEMENT]

Schedule 1.11

Back-Up Compounds

HUTCHISON COMPOUND CODE	EXAMPLE NUMBER*	CHEMICAL NAME
[**]	[**]	[**]
[**]	[**]	[**]

[**].

Schedule 1.19

Collaboration Compound

HUTCHISON COMPOUND CODE	HMPL-504

GENERIC NAME	Volitinib

CHEMICAL NAME	[**]

EXAMPLE NUMBER*	[**]

[**].

Schedule 1.32

Development Plan and Development Budget

[**]

Schedule 1.49

Hutchison Patent Rights

The following are the pending patent applications related to the Collaboration Compound and the Back-Up Compounds.

APPLICATION /
	COUNTRY	PUBLICATION NO.	FILING DATE	STATUS	TITLE
1	[**]	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]	[**]
	[**]	[**]	[**]	[**]	[**]
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Schedule 12.12

Joint Regulatory News Service Press Release

HUTCHISON CHINA MEDITECH LTD

AstraZeneca PLC (“AstraZeneca”)	Hutchison China Medi Tech Limited
(LSE: AZN)	(“Chi-Med”) (AIM: HCM)

ASTRAZENECA AND CHI-MED ENTER INTO GLOBAL
COLLABORATION TO CO-DEVELOP AND COMMERCIALISE
NOVEL CANCER THERAPY

London, Wednesday, 21 December 2011: AstraZeneca and Hutchison MediPharma Limited (“HMP”), an R&D company majority owned by Chi-Med, today announce that they have entered into a global licensing, co-development, and commercialisation agreement for Volitinib (HMPL-504), a novel targeted therapy and a highly selective inhibitor of the c-Met receptor tyrosine kinase for the treatment of cancer. Volitinib, which will imminently enter Phase I testing, has been discovered and developed in China by HMP.

Under the terms of the agreement, development costs for Volitinib in China will be shared between HMP and AstraZeneca, with HMP continuing to lead the development in China. AstraZeneca will lead and pay for the development of Volitinib for the rest of the world. An initial cash payment of US$20 million is payable by AstraZeneca to HMP upon the signing of the agreement. In addition, HMP will receive up to US$120 million contingent upon the successful achievement of clinical development and first sale milestones. The agreement also contains possible significant future commercial sale milestones and up to double-digit percentage royalties on net sales. This collaboration further underscores AstraZeneca’s goal to provide innovative medicines for unmet medical needs for patients in China.

Susan Galbraith, Head of Oncology Innovative Medicines, AstraZeneca said: “Volitinib represents a highly attractive global opportunity for AstraZeneca as we seek to develop and commercialise novel, targeted cancer therapies. This collaboration with HMP represents our commitment to China and brings together two groups with highly complementary capabilities.”

Christian Hogg, Chief Executive Officer of Chi-Med said: “We are very much looking forward to collaborating with AstraZeneca around Volitinib. Our collaboration will support the development and commercialisation of this novel oncology innovation, discovered in China, to the global market on an accelerated basis, something we could not have done alone.”

Ends

•                  Enquiries

Chi-Med	Telephone:	+852 2121 8200
Christian Hogg, CEO

Citigate Dewe Rogerson	Telephone:	+44 20 7638 9571
Anthony Carlisle	Mobile:	+44 7973 611 888
David Dible	Mobile:	+44 7967 566 919

Lazard & Co., Limited	Telephone:	+44 20 7187 2000
Paul Gismondi
Nick Fowler

AstraZeneca Media
Esra Erkal-Paler	Telephone:	+44 20 7604 8030
Katja Toon	Telephone:	+44 20 7604 8268
Andrea Conners	Telephone:	+ 1 302 885 7652

•                  Notes to Editors

•                  About HMP

HMP is a novel drug R&D company focusing on discovering, developing and commercialising innovative therapeutics in oncology and autoimmune diseases. With a team of around 200 scientists and staff, its pipeline is comprised of novel oral compounds for cancer and inflammation in development in North America, Europe, Australia and Greater China.

HMP is majority owned by Chi-Med. For more information please visit: www.hmplglobal.com

•                  About Chi-Med

Chi-Med is the holding company of a healthcare group based primarily in China and was listed on the Alternative Investment Market of the London Stock Exchange in May 2006. It is focused on researching, developing, manufacturing and selling pharmaceuticals and health oriented consumer products.

Chi-Med is majority owned by Hutchison Whampoa Limited, an international company listed on the Main Board of The Stock Exchange of Hong Kong Limited. For more information please visit: www.chi-med.com

•                  About the c-Met Signal pathway

The c-Met (also known as HGFR) signalling pathway has specific roles particularly in normal mammalian growth and development, however this pathway has been shown to function abnormally in a range of different cancers. Volitinib is a potent and highly selective c-Met inhibitor, which has been demonstrated to inhibit the growth of tumours in a series of pre-clinical disease models, especially for those tumours with aberrant c-Met signalling such as gene amplification or c-Met over-expression. In addition these biomarkers provide the potential to explore patient selection strategies in later stage clinical trials.

•                  About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business with a primary focus on the discovery, development and commercialisation of prescription medicines for gastrointestinal, cardiovascular, neuroscience, respiratory and inflammation, oncology and infectious disease. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com

•                  About AstraZeneca in China

AstraZeneca is one the leading biopharmaceutical companies in China providing innovative, high quality medicines for some of the most serious disease areas and therapies, including cardiovascular, gastrointestinal, respiratory, neurological, cancer, inflammation and anesthesia.

AstraZeneca’s turnover in China was over $1 billion in 2010. The company employs approximately 5,000 staff working in manufacturing, sales and marketing, clinical research and new product development at the company’s headquarters in Shanghai and across sites in mainland China and Hong Kong.

The company’s research and development facilities include the AstraZeneca Innovation Centre China (ICC), which started operations in 2007. Today, ICC is a full-fledged discovery centre focused on delivering candidate drugs and ultimately Proof of Concepts (POCs) and medicines, with a focus on diseases that are more prevalent in Asian patients. In January 2011, the company also opened a global Clinical Operational Hub in Shanghai - one of five such hubs globally.